Exhibit 4.39

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

$750,000,000

CREDIT AGREEMENT

among

NCL CORPORATION LTD.

as Borrower,

VARIOUS LENDERS

and

NORDEA BANK NORGE ASA,

as Administrative Agent and Collateral Agent

Dated as of October 28, 2009

NORDEA BANK NORGE ASA,

DNB NOR BANK ASA

and

COMMERZBANK AKTIENGESELLSCHAFT

as Joint Lead Arrangers and Joint Book Runners

(i)

5.09 Financial Statements	23
5.10 Material Adverse Change; Approvals	23
5.11 Litigation	24
5.12 Appraisals	24
5.13 Refinancing	24
5.14 Assignments of Earnings and Insurances	24
5.15 Mortgages; Certificates of Ownership; Class Certificates; Insurance	25
5.16 Assignment of Management Agreements	26
5.17 Intercreditor Agreement	26
5.18 Financing Transactions	26

SECTION 6. Conditions Precedent to All Credit Events	26

6.01 No Default; Representations and Warranties	27
6.02 Notice of Borrowing; Letter of Credit Request	27

SECTION 7. Representations, Warranties	27

7.01 Entity Status	27
7.02 Power and Authority	27
7.03 No Violation	28
7.04 Governmental Approvals	28
7.05 Financial Statements; Financial Condition; Undisclosed Liabilities	28
7.06 Litigation	29
7.07 True and Complete Disclosure	29
7.08 Use of Proceeds; Margin Regulations	29
7.09 Tax Returns and Payments	29
7.10 Compliance with ERISA	29
7.11 The Security Documents	31
7.12 Capitalization	31
7.13 Subsidiaries	31
7.14 Compliance with Statutes, etc.	31
7.15 Investment Company Act	31
7.16 No Default	31
7.17 Pollution and Other Regulations	31
7.18 Ownership of Assets	32
7.19 Concerning the Mortgaged Vessels	32
7.20 Citizenship	32
7.21 Vessel Classification	33
7.22 No Immunity	33
7.23 Fees and Enforcement	33
7.24 Form of Documentation	33
7.25 Pari Passu or Priority Status	33
7.26 Solvency	33
7.27 No Undisclosed Commissions	34
7.28 Completeness of Documentation	34
7.29 Money Laundering	34
7.30 Winding-up, etc.	34

(ii)

7.31 Existing Indenture	34
7.32 No Material Misstatements	34

SECTION 8. Affirmative Covenants	35

8.01 Information Covenants	35
8.02 Books and Records	37
8.03 Maintenance of Property; Insurance	37
8.04 Corporate Franchises	37
8.05 Compliance with Statutes, etc.	37
8.06 Representations and Warranties in Other Documents	38
8.07 ERISA	38
8.08 End of Fiscal Years	39
8.09 Performance of Obligations	39
8.10 Payment of Taxes	39
8.11 Further Assurances	39
8.12 Ownership of Subsidiaries	40
8.13 Consents and Registrations	40
8.14 Flag of Mortgaged Vessels	40
8.15 Guarantees; Security	40

SECTION 9. Negative Covenants	41

9.01 Liens	41
9.02 Consolidation, Merger, Amalgamation, Sale of Assets, Acquisitions, etc.	42
9.03 Dividends	44
9.04 Advances, Investments and Loans	44
9.05 Transactions with Affiliates	45
9.06 Free Liquidity	46
9.07 Total Net Funded Debt to Total Capitalization	46
9.08 Collateral Maintenance	46
9.09 Consolidated EBITDA to Consolidated Debt Service	46
9.10 Business; Change of Name	46
9.11 Subordination of Indebtedness	47
9.12 Activities of Subsidiary Guarantors, etc.	47

SECTION 10. Events of Default	48

10.01 Payments	48
10.02 Representations, etc.	48
10.03 Covenants	48
10.04 Default Under Other Agreements	48
10.05 Bankruptcy, etc.	49
10.06 ERISA	50
10.07 Security Documents	50
10.08 Guaranties	50
10.09 Judgments	51
10.10 Cessation of Business	51
10.11 Revocation of Consents	51

(iii)

10.12 Unlawfulness	51
10.13 Insurances	51
10.14 Disposals	52
10.15 Government Intervention	52
10.16 Change of Control	52

SECTION 11. Definitions and Accounting Terms	52

11.01 Defined Terms	52

SECTION 12. Agency and Security Trustee Provisions	75

12.01 Appointment	75
12.02 Nature of Duties	75
12.03 Lack of Reliance on the Agents	76
12.04 Certain Rights of the Agents	76
12.05 Reliance	76
12.06 Indemnification	76
12.07 The Administrative Agent in its Individual Capacity	77
12.08 Holders	77
12.09 Resignation by the Administrative Agent	77
12.10 The Joint Lead Arrangers	78

SECTION 13. Miscellaneous	78

13.01 Payment of Expenses, etc.	78
13.02 Right of Setoff	79
13.03 Notices	80
13.04 Benefit of Agreement	80
13.05 No Waiver; Remedies Cumulative	82
13.06 Payments Pro Rata	82
13.07 Calculations; Computations	83
13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	83
13.09 Counterparts	84
13.10 Effectiveness	84
13.11 Headings Descriptive	85
13.12 Amendment or Waiver; etc.	85
13.13 Survival	86
13.14 Domicile of Loans	86
13.15 Confidentiality	86
13.16 Register	87
13.17 Judgment Currency	87
13.18 Language	88
13.19 Waiver of Immunity	88
13.20 USA PATRIOT Act Notice	88
13.21 Other Liens on Collateral; Terms of Intercreditor Agreement; Etc.	88
13.22 Release of Liens and Guarantees; Flag Jurisdiction Transfer	89

(iv)

SCHEDULE 2.01(d)	-	Existing Letters of Credit
SCHEDULE 4.01(d)	-	Commitments
SCHEDULE 5.07	-	Perfection of Pledge Agreement Collateral
SCHEDULE 5.12	-	Mortgaged Vessel Appraisal Report
SCHEDULE 5.13(b)	-	Existing Indebtedness
SCHEDULE 5.14	-	Notices and Consents; Financing Statements
SCHEDULE 5.15(a)	-	Mortgage Filing Requirements
SCHEDULE 5.15(d)	-	Required Insurance
SCHEDULE 7.03	-	Existing Agreements
SCHEDULE 7.10	-	ERISA
SCHEDULE 7.12	-	Capitalization
SCHEDULE 7.13	-	Subsidiaries
SCHEDULE 7.19	-	Mortgaged Vessels
SCHEDULE 7.21	-	Approved Classification Societies
SCHEDULE 9.01	-	Existing Liens
SCHEDULE 13.03A	-	Credit Party Addresses
SCHEDULE 13.03B	-	Lender Addresses

EXHIBIT A	-	Notice of Borrowing
EXHIBIT B	-	Note
EXHIBIT C-1	-	Opinion of O’Melveny & Myers LLP, New York counsel to the Borrower and its Subsidiaries
EXHIBIT C-2	-	Opinion of Cox Hallett Wilkinson, Bermuda counsel to the Borrower and its Subsidiaries
EXHIBIT C-3	-	Form of Opinion of Graham, Thompson & Co., Bahamian counsel to the Borrower and its Subsidiaries
EXHIBIT C-4	-	Form of Opinion of Cains Advocates Limited, Isle of Man counsel to the Borrower and its Subsidiaries
EXHIBIT C-5	-	Form of Opinion of Holland & Knight, Florida counsel to the Borrower and its Subsidiaries
EXHIBIT C-6	-	Form of Opinion of White & Case LLP, English counsel to the Administrative Agent
EXHIBIT D	-	Secretary’s Certificate
EXHIBIT E	-	Subsidiaries Guaranty
EXHIBIT F	-	Pledge Agreement
EXHIBIT G	-	Assignment of Earnings
EXHIBIT H	-	Assignment of Insurances
EXHIBIT I	-	Form of Bahamian Deed of Covenants
EXHIBIT J	-	Letter of Credit Request
EXHIBIT K	-	Solvency Certificate
EXHIBIT L	-	Assignment and Assumption Agreement
EXHIBIT M	-	Form of Compliance Certificate
EXHIBIT N	-	Intercreditor Agreement
EXHIBIT O	-	Assignment of Management Agreement
EXHIBIT P-1	-	BankAssure Report
EXHIBIT P-2	-	Insurance Broker Certificate
EXHIBIT Q	-	Report on Bookings

(v)

THIS CREDIT AGREEMENT, dated as of October 28, 2009, among NCL CORPORATION LTD., a Bermuda company (the “Borrower”), the Lenders party hereto from time to time, and NORDEA BANK NORGE ASA, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in an aggregate principal amount of $750,000,000 pursuant to which Loans may be incurred to consummate the Refinancing, to provide for working capital and capital expenditure requirements and other general corporate purposes of the Borrower and its Subsidiaries and, from time to time, to issue Letters of Credit for the benefit of the Borrower and its Subsidiaries;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the revolving credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit Facility.

1.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make at any time on or after the Initial Borrowing Date and prior to the Maturity Date a revolving loan or revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall bear interest in accordance with Section 1.07, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time that aggregate principal amount outstanding which, when added to such Lender’s Percentage of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Commitment of such Lender at such time and (v) shall not exceed for all Lenders at any time that aggregate principal amount outstanding which, when added to the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Total Commitment at such time.

1.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings. (a) The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount.

(b) More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of Loans subject to different Interest Periods.

1.03 Notice of Borrowing. (a) Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Administrative Agent at its Notice Office at least five (or three Business Days in the case of the Initial Borrowing Date) Business Days’ prior written notice of each Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (London time). Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto and (iv) to which account the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the Chairman of the Board, Chief Administrative Officer, President, Chief Financial Officer or the Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the Chief Executive Officer, Chief Administrative Officer, President or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

1.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (London time) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 1:00 P.M. (London Time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (London Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.07. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).

(b) Each Note shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender that has requested a Note and be dated the Initial Borrowing Date (or, in the case of Notes issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 1.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

1.06 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder. The obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

1.07 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

(b) If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is the greater of (x), subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent and (y) the default rate of interest which is then accruing in respect of the Senior Secured Notes. Any interest accruing under this Section 1.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d) Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.08 Interest Periods. At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided that:

(a) all Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(c) if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(e) no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing;

(f) no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date; and

(g) the selection of Interest Periods shall be subject to the provisions of Section 1.02(b).

If upon the expiration of any Interest Period applicable to a Borrowing, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a three month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

1.09 Increased Costs, Illegality, Market Disruption, etc. (a) In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, any change since the Effective Date in any applicable law or governmental rule, governmental regulation, governmental order, governmental guideline or governmental request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, governmental regulation, governmental order, governmental guideline or governmental request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender, or any franchise tax based on net income or net profits, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(ii) at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, governmental regulation or governmental order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders). Thereafter (x) in the case of clause (i) above, the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 1.09(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that, subject to the provisions of Section 1.11(b), the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(b) At any time that any Loan is affected by the circumstances described in Section 1.09(a)(i) or (ii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 1.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing)

on the same date or the next Business Day that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.09(b).

(c) If any Lender determines that after the Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, governmental regulation, governmental order, governmental guideline, governmental directive or governmental request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.09(c) shall, absent manifest error be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that, subject to the provisions of Section 1.11(b), the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(d) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Applicable Margin; and

(ii) the rate determined by each Lender on the Interest Determination Date for such Interest Period to be that which expresses as a percentage rate per annum the cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select; provided that the rate provided by a Lender pursuant to this clause (ii) shall not be disclosed to any other Lender and shall be held as confidential by the Administrative Agent and the Borrower.

(e) If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties. If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire Interest Period.

(f) If any Reference Bank ceases to be a Lender under this Agreement, (x) it shall cease to be a Reference Bank and (y) the Administrative Agent shall, with the approval (which shall not be unreasonably withheld) of the Borrower, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.

1.10 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation and which in the absence of manifest error shall be conclusive evidence as to the amount due), for all losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 1.12, occurs on a date which is not the last day of an Interest Period with respect thereto; or (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower.

1.11 Change of Lending Office; Limitation on Additional Amounts. (a) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.09(a), Section 1.09(b), Section 2.05 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event or otherwise take steps to mitigate the effect of such event, provided that such designation shall be made and/or such steps shall be taken at the Borrower’s cost and on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in excess of de minimus amounts, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 1.09, Section 2.05 and Section 4.04.

(b) Notwithstanding anything to the contrary contained in Sections 1.09, 1.10, 2.05 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days of the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.09, 1.10, 2.05 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.09, 1.10, 2.05 or 4.04, as the case may be. This Section 1.11(b) shall have no applicability to any Section of this Agreement other than said Sections 1.09, 1.10, 2.05 and 4.04.

1.12 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 1.09(a), Section 2.05 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of the average costs being charged by the other Lenders, or (z) as provided in Section 13.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent (it being understood that all then-existing Lenders are reasonably acceptable); provided that:

(a) at the time of any replacement pursuant to this Section 1.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and

(b) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (a) above) in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender. If so requested by the Borrower, the Replaced Lender shall deliver all Notes in its possession to the Borrower.

SECTION 2. Letters of Credit

2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that any Issuing Lender issue, at any time on and after the Initial Borrowing Date and prior to the 30th day prior to the Maturity Date, for the account of the Borrower, irrevocable sight standby letters of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”). All Letters of Credit shall be denominated in Dollars.

(b) Subject to the terms and conditions contained herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on or after the Initial Borrowing Date and prior to the 30th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such obligations that do not violate the corporate policy of the Issuing Lender (it being understood that the issuance of Letters of Credit supporting credit card arrangements do not violate the corporate policy of the Issuing Lender) and as are permitted to remain outstanding without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof; or

(ii) such Issuing Lender shall have received notice from the Required Lenders prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 2.02(b); or

(iii) a Lender Default exists, unless such Issuing Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit of any Defaulting Lender(s) (it being understood that cash collateralizing each Defaulting Lender’s Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit in an amount equal to 105% of such Defaulting Lender’s Percentage of Letter of Credit Outstandings is satisfactory) (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) [*] or (y) when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the 10th Business Day prior to the Maturity Date) and (B) 10 Business Days prior to the Maturity Date.

(d) Schedule 2.01(d) contains a description of the standby letters of credit that were issued pursuant to the Existing Credit Agreements for the account of the Borrower prior to the Initial Borrowing Date and which remain outstanding on the Initial Borrowing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be in Dollars), (v) the name of the beneficiary and (vi) the expiry date. Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Initial Borrowing Date.

(e) If any Lender becomes a Defaulting Lender at any time that any Letter of Credit is outstanding, the Borrower shall enter into Letter of Credit Back-Stop Arrangements with the relevant Issuing Lender no later than 10 Business Days after the date such Lender becomes a Defaulting Lender (or such later date as the Issuing Lender shall otherwise agree in its sole discretion).

2.02 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is reasonably acceptable to the respective Issuing Lender) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be substantially in the form of Exhibit J (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the respective Issuing Lender determines that, or has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Lender shall issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $1,000,000 or such lesser amount as is acceptable to the respective Issuing Lender.

2.03 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, other than such Issuing Lender (each such Lender, in its capacity under this Section 2.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Lenders pursuant to Sections 1.12 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.

(b) In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Credit Party or any Lender.

(c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such Participant’s Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (London time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of such Issuing Lender in Dollars such Participant’s Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received (for the account of any such Issuing Lender) any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Participant which has paid its Percentage thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the amount of such reimbursement obligation.

(e) Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Letters of Credit issued by such Issuing Lender for the previous week. Upon request, the Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Letters of Credit during such calendar month.

(f) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than four Business Days following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (London time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Eurodollar Rate for successive Interest Periods, each of a duration selected by the Administrative Agent plus the Applicable Margin; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (London time) on the fourth Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum determined pursuant to Section 1.07(c), with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 2.04 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as Issuing Lender or Participant or as Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to the Borrower or any other Credit Party.

2.05 Increased Costs (Issuing Lender). If at any time after the Effective Date, any Issuing Lender or any Participant determines that the introduction of or any change in any applicable governmental law, governmental rule, governmental regulation, governmental order, governmental guideline or governmental request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any

Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.05, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to such Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.05. The certificate required to be delivered pursuant to this Section 2.05 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 3. Commitment Commission; Fees; Reductions of Commitment.

3.01 Commitment Commission. (a) The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Effective Date to and including the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate for each day equal to 0.40 multiplied by the Applicable Margin on such day multiplied by the daily average Unutilized Commitment of such Non-Defaulting Lender. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(b) The Borrower shall pay to each Agent, for such Agent’s own account or for the account of the Lenders, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(c) The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect from time to time on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(d) The Borrower agrees to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(e) The Borrower agrees to pay, upon each payment (including any partial payment) under, issuance of, extension of, or amendment to, any Letter of Credit issued hereunder, such amount as shall at the time of such event be the administrative charge which the respective Issuing Lender is generally charging in connection with such occurrence with respect to letters of credit.

3.02 Voluntary Termination of Unutilized Commitments. Upon at least five Business Day’s prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment, in whole or in part, in integral multiples of $10,000,000 in the case of partial reductions thereto, provided that each such reduction (i) shall apply proportionately to permanently reduce the Commitment of each Lender and (ii) shall be applied to reduce or terminate, as the case may be, the then remaining Scheduled Commitment Reductions on a pro rata basis after giving effect to all prior reductions thereto.

3.03 Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 3.03 or any other Section of this Agreement, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the earlier of (x) December 31, 2009, if the Initial Borrowing Date has not occurred on or before such date, and (y) the Maturity Date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03 or any other Section of this Agreement, the Total Commitment shall be reduced at the times, and in the amounts, required by Section 4.02.

(c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03 or any other Section of this Agreement, to the extent the aggregate principal amount of Senior Secured Notes issued on the Initial Borrowing Date exceeds [*], the Total Commitments hereunder shall be reduced on such date on a dollar-for-dollar basis by the amount by which the aggregate principal amount of Senior Secured Notes exceeds [*].

(d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on the Business Date following the receipt of any net cash proceeds from the issuance after the Initial Borrowing Date of any Senior Secured Notes or Other Senior Secured Notes, the Total Commitment shall be automatically reduced (without further action of the Borrower being required) in an amount equal to the aggregate net cash proceeds from the issuance of such Senior Secured Notes or such Other Senior Secured Notes.

(e) Each reduction to the Total Commitment pursuant to this Section 3.03 and Section 4.02 shall be applied proportionately to reduce the Commitment of each Lender and shall be applied to reduce the then remaining Scheduled Commitment Reductions on a pro rata basis after giving effect thereto).

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law, in whole or in part at any time and from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent prior to 12:00 Noon (London time) at its Notice Office at least five Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(b) each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(c) at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.10;

(d) in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 13.12(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule 4.01(d) shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.12(b) in connection with the prepayment pursuant to this clause (d) have been obtained; and

(e) except as expressly provided in the preceding clause (d), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.

4.02 Mandatory Repayments and Commitment Reductions. (a) On any day on which the aggregate outstanding principal amount of Loans and the Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower shall repay principal of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower shall pay to the Collateral Agent on such date an amount of cash equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash to be held as security for all obligations of the Borrower hereunder in a cash collateral account to be established by the Collateral Agent.

(b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02 or any other Section of this Agreement, on each date set forth below (each a “Scheduled Commitment Reduction Date”), the Total Commitment as then in effect shall be automatically reduced (without further action of the Borrower being required) by the amount set forth opposite such Scheduled Commitment Reduction Date in the table below (each such reduction, as the same may be reduced as provided in Sections 3.02, 3.03 and 4.02(d), a “Scheduled Commitment Reduction”):

Scheduled Commitment Reduction Date	Amount
[*]	[	*]
[*]	[	*]
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(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02 or any other Section of this Agreement, but without duplication, on (i) the Business Day following the date of any Collateral Disposition involving a Mortgaged Vessel or Vessel Owning Subsidiary (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 150 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel (or, in the case of an Event of Loss which is a constructive or compromised or arranged total loss of a Mortgaged Vessel, if earlier, 210 days after the date of the event giving rise to such damage) and (B) the date of receipt by the Borrower, any of its

Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Total Commitment shall be automatically reduced (without further action of the Borrower being required) in an amount equal to (x) the sum of (I) the Total Commitment and (II) the then outstanding principal amount of Other First Lien Obligations (including the Senior Secured Notes) multiplied by a fraction (A) the numerator of which is equal to the Appraised Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) of the Mortgaged Vessel or Mortgaged Vessels which is/are the subject of such Collateral Disposition (or which is/are owned by a Vessel Owning Subsidiary that is the subject of a Collateral Disposition, as the case may be) and (B) the denominator of which is equal to the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal reports delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) before giving effect to such Collateral Disposition) or (y) if greater, in the event that the ratio of Total Net Funded Debt to Consolidated EBITDA for the period of four consecutive fiscal quarters last ended for which financial statements have been provided to the Administrative Agent pursuant to Section 8.01 is [*] or higher, [*] of the Net Cash Proceeds of such Collateral Disposition; provided that without limiting anything otherwise provided for in this Agreement, the Borrower hereby acknowledges that it is obliged to comply with Section 9.08 at all times (including, without limitation, after giving effect to any commitment reduction contemplated by the foregoing Section 4.02(c)).

(d) The amount of each commitment reduction required by Sections 4.02(c) shall be applied to reduce the then remaining Scheduled Commitment Reductions on a pro rata basis after giving effect to all prior reductions thereto.

(e) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (e), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 1.10.

(f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all Loans shall be repaid in full on the last day of each Interest Period applicable thereto and all outstanding Loans shall be repaid in full on the Maturity Date.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (London time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income, net profits or any franchise tax based on net income or net profits, and any branch profits tax of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or due to failure to provide documents under Section 4.04(b), all such taxes “Excluded Taxes”) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges to the extent imposed on taxes other than Excluded Taxes (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes” and “Taxation” shall be applied accordingly). The Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender agrees (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations). The Borrower shall not be required to indemnify any Lender for Taxes attributed to such Lender’s failure to provide the required documents under this Section 4.04(b).

(c) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses and (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns).

SECTION 5. Conditions Precedent to the Initial Borrowing Date. The obligation of each Lender to make Loans on the Initial Borrowing Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:

5.01 Effective Date. On or prior to the Initial Borrowing Date the Effective Date shall have occurred.

5.02 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders all costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation contemplated hereby payable to the Agents and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due; provided that any such costs, fees and expenses and other compensation shall have been invoiced to the Borrower on or prior to one Business Day prior to the Initial Borrowing Date.

5.03 Opinions of Counsel.

(a) On the Initial Borrowing Date, the Administrative Agent shall have received from O’Melveny & Myers LLP, special New York counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form set forth on Exhibit C-1 or otherwise acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, the Administrative Agent shall have received from Cox Hallett Wilkinson, special Bermudian counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form set forth on Exhibit C-2 or otherwise acceptable to the Administrative Agent.

(c) On the Initial Borrowing Date, the Administrative Agent shall have received from Graham, Thompson & Co., special Bahamian counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form set forth on Exhibit C-3 or otherwise acceptable to the Administrative Agent.

(d) On the Initial Borrowing Date, the Administrative Agent shall have received from Cains Advocates Limited, special Isle of Man counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form set forth on Exhibit C-4 or otherwise acceptable to the Administrative Agent.

(e) On the Initial Borrowing Date, the Administrative Agent shall have received from Holland & Knight, special Florida counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form set forth on Exhibit C-5 or otherwise acceptable to the Administrative Agent.

(f) On the Initial Borrowing Date, the Administrative Agent shall have received from White & Case LLP, special English counsel to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form set forth on Exhibit C-6 or otherwise acceptable to the Administrative Agent.

5.04 Corporate Documents; Proceedings; etc. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, and attested to by an authorized officer, member or general partner of each Credit Party, as the case may be, in substantially the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate.

5.05 Management Agreements; Debt Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent or its counsel true and correct copies of the following documents:

(a) all agreements (other than employment agreements) entered into between the Owners and the Manager in respect of the Mortgaged Vessels providing for the commercial and technical management and crewing of the Mortgaged Vessels such agreements to be set forth on Exhibit I to Exhibit O hereto or otherwise acceptable to the Administrative Agent (collectively, as modified from time to time not in contravention of this Agreement, the “Management Agreements”); and

(b) material agreements governing Existing Indebtedness in excess of $12,000,000 of the Borrower or any of its Subsidiaries which is to remain outstanding (other than the Credit Documents) after giving effect to the incurrence of Loans on the Initial Borrowing Date (if any) (collectively, the “Debt Agreements”).

5.06 Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty substantially in the form of Exhibit E or otherwise acceptable to the Administrative Agent and the Lenders (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.07 Pledge Agreement. On the Initial Borrowing Date, each of the Pledgors shall have (w) duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit F or otherwise acceptable to the Administrative Agent (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein (to the extent such Pledged Securities are certificated), together with executed and undated stock powers in the case of capital stock constituting Pledged Securities (to the extent such Pledged Securities are certificated), and (B) otherwise complied in all material respects with all of the requirements set forth in the Pledge Agreement, (x) duly authorized, executed and delivered a share charge for each of Norwegian Sun Limited and Norwegian Spirit, Ltd. substantially in the form of Exhibit I to Exhibit F, (y) duly authorized, executed and delivered a share charge for each of Norwegian Dawn Limited and Norwegian Star Limited substantially in the form of Exhibit II to Exhibit F and (z) duly authorized, executed and delivered, within one month of the Initial Borrowing Date, any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or the Borrower, as the case may be, as set forth on Schedule 5.07.

5.08 Solvency Certificate. On the Initial Borrowing Date, the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate from a senior financial officer of the Borrower, in substantially the form of Exhibit K or otherwise acceptable to the Administrative Agent, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date, setting forth the conclusion that, after giving effect to the Transaction, the Borrower individually, and the Borrower and Subsidiary Guarantors, taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

5.09 Financial Statements. On the Initial Borrowing Date, the Administrative Agent shall have received copies of the financial statements referred to in Sections 7.05(a).

5.10 Material Adverse Change; Approvals. (a) On the Initial Borrowing Date, nothing shall have occurred since December 31, 2008 which is reasonably likely to have a Material Adverse Effect; provided that, for the purposes hereof, the delivery of the appraisals pursuant to Section 5.12 shall be considered conclusive evidence of the absence of a material adverse effect resulting from clause (y) of the definition of “Material Adverse Effect”.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents (except to the extent specifically addressed in other sections of this Section 5) shall have been obtained and remain in effect. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement, the Transaction or the other transactions contemplated by the Credit Documents.

5.11 Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings (governmental or private) pending or, to the Borrower’s knowledge, threatened (i) with respect to this Agreement or any other Credit Document or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.

5.12 Appraisals. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received an appraisal report of a recent date in scope, form and substance, and from an independent valuation consultant, reasonably satisfactory to the Administrative Agent and the Lenders, stating the then current fair market value (determined on a charter-free basis) of each of the Mortgaged Vessels on such date, the results of which shall be reasonably satisfactory to the Administrative Agent (it being understood that the valuations listed on Schedule 5.12 shall satisfy the provisions of this Section 5.12).

5.13 Refinancing. (a) On or prior to the Initial Borrowing Date, the total commitments pursuant to the Existing Credit Agreements shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated or deemed issued under this Agreement pursuant to Section 2.01(d) and all other amounts due and owing pursuant to the Existing Credit Agreements shall have been repaid in full (the “Refinancing”). The creditors in respect of the Existing Credit Agreements shall have terminated and released all security interests in and Liens on the assets of Borrower and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreements, and such creditors shall have returned all assets (if any) in their possession pursuant to the security documentation relating to the Existing Credit Agreements to the Borrower, and the Administrative Agent shall have received a certificate from an officer of the Borrower certifying that the matters set forth in this Section 5.13 have been satisfied as of the Initial Borrowing Date.

(b) On or prior to the Initial Borrowing Date and after giving effect to the Refinancing, the Borrower and its Subsidiaries shall have no outstanding Indebtedness except for (i) the Loans, (ii) the Senior Secured Notes and (iii) other Indebtedness set forth on Schedule 5.13(b) hereto (the “Existing Indebtedness”).

(c) After giving effect to the Refinancing and this Agreement, the financings incurred in connection herewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its Subsidiaries (other than the Existing Indenture).

5.14 Assignments of Earnings and Insurances. On the Initial Borrowing Date, each Credit Party which owns a Mortgaged Vessel on such date shall have duly authorized, executed and delivered an Assignment of Earnings substantially in the form of Exhibit G or otherwise acceptable to the Administrative Agent (as modified, supplemented or amended from time to time, the “Assignments of Earnings”) and an Assignment of Insurances substantially in the form of Exhibit H or otherwise acceptable to the Administrative Agent (as modified, supplemented or amended from time to time, the “Assignments of Insurances”), in each case with appropriate notices and consents relating thereto (as set forth on Schedule 5.14) and together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:

(a) proper Financing Statements (Form UCC-1) fully prepared for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances (as set forth on Schedule 5.14); and

(b) certified copies of lien search results listing all effective financing statements that name any Credit Party as debtor and that are filed in Florida or the District of Columbia, together with Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws for any financing statement which covers the Collateral except to the extent evidencing Permitted Liens.

5.15 Mortgages; Certificates of Ownership; Class Certificates; Insurance. On the Initial Borrowing Date:

(a) Each Subsidiary Guarantor which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a first preferred mortgage and a deed of covenants (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, and together with the Vessel Mortgages delivered pursuant to the definition of Flag Jurisdiction Transfer, the “Vessel Mortgages”), substantially in the form of Exhibit I or otherwise acceptable to the Administrative Agent with respect to each Vessel listed on Schedule 7.19 (each a “Mortgaged Vessel”) and the Vessel Mortgages shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in and lien upon such Mortgaged Vessels, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected (as set forth on Schedule 5.15(a)) and the Collateral Agent shall have received evidence thereof.

(b) The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Mortgaged Vessels, indicating no record liens other than (i) Liens in favor of the Collateral Agent and Permitted Liens and (ii) Liens relating to the Existing Credit Agreements (for which properly executed releases have been delivered to the Administrative Agent).

(c) The Administrative Agent shall have received class certificates from Det Norske Veritas or another classification society listed on Schedule 7.21 hereto (or another internationally recognized classification society reasonably acceptable to the Collateral Agent), indicating that each Mortgaged Vessel meets the criteria specified in Section 7.21.

(d) The Administrative Agent shall have received a report, in substantially the form of Exhibit P-1 or otherwise acceptable to the Administrative Agent, from BankAssure or another firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained (or to be maintained) by the Credit Parties in respect of each of the

Mortgaged Vessels, together with a certificate in substantially the form of Exhibit P-2 or otherwise acceptable to the Administrative Agent, from another broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements (including, without limitation, hull and machinery, war risks, loss of hire (if applicable), protection and indemnity insurance as set forth on Schedule 5.15(d) (the “Required Insurance”)). In addition, the Borrower shall reimburse the Administrative Agent for the reasonable and documented costs of procuring customary mortgagee interest insurance and additional perils insurance.

5.16 Assignment of Management Agreements. On or prior to the Initial Borrowing Date, each Credit Party which owns a Mortgaged Vessel on such date shall have duly authorized, executed and delivered an Assignment of Management Agreement for each Mortgaged Vessel in the form of Exhibit O or otherwise acceptable to the Administrative Agent (as modified, supplemented or amended from time to time, the “Assignment of Management Agreement”) and shall have obtained a Manager’s Undertakings for each Mortgaged Vessel.

5.17 Intercreditor Agreement. On the Initial Borrowing Date, the Borrower, the Administrative Agent and the Senior Secured Note Trustee shall have executed and delivered the Intercreditor Agreement and the Intercreditor Agreement shall be in full force and effect.

5.18 Financing Transactions. (a) On or prior to the Initial Borrowing Date, the Borrower shall have received cash proceeds of at least $1,200,000,000 (calculated before underwriting discounts, original issue discounts, fees and commissions) from, without limitation, (i) the issuance by it of Senior Secured Notes, (ii) capital contributions to the Borrower, if any, (iii) the incurrence of Loans (which cash proceeds, for the purposes of this Section 5.18(a), shall be deemed to be $750,000,000) and (iv) the incurrence of Indebtedness pursuant to an agreement reasonably satisfactory in form and substance to the Administrative Agent (“Other Indebtedness”).

(b) On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of all material Common Equity Financing Documents, if any, all material Senior Secured Note Documents and all material Other Indebtedness Documents, if any, in each case certified as such by an authorized officer of the Borrower, (y) all such Common Equity Financing Documents and Other Indebtedness Documents and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and the Senior Secured Note Documents shall conform to the definitions thereof set forth herein and (z) all such Documents shall be in full force and effect.

SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and each Borrowing Date thereafter), and the obligation of any Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 1.03(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.02.

The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time.

SECTION 7. Representations, Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, the Borrower or the Credit Parties, as applicable, makes the following representations and warranties, in each case on the Initial Borrowing Date and the date of each Credit Event, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letter of Credit:

7.01 Entity Status. The Borrower and each of its Subsidiaries (other than Dormant Subsidiaries) (i) is a Person duly organized, constituted and validly existing (or the functional equivalent) under the laws of the jurisdiction of its formation, has the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted and (ii) is duly qualified and is authorized to do business and is in good standing (or the functional equivalent) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized or in good standing which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each of the Credit Parties has the power to enter into and perform this Agreement and those of the other Credit Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorize the entry into and performance of this Agreement and such other Credit Documents and such transactions. This Agreement constitutes legal, valid and binding obligations of the Borrower enforceable in accordance with its terms and in entering into this Agreement and borrowing the Loans, the Borrower is acting on its own account. Each other Credit Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Credit Party expressed to be a party thereto enforceable in accordance with their respective terms

7.03 No Violation. The entry into and performance of this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

(a) any law or regulation or any official or judicial order; or

(b) the constitutional documents of any Credit Party; or

(c) except as set forth on Schedule 7.03, any agreement or document to which any member of the NCLC Group is a party or which is binding upon such Credit Party or any of its assets,

nor result in the creation or imposition of any Lien on a Credit Party or its assets pursuant to the provisions of any such agreement or document (it being understood that the Senior Secured Note Documents shall create a pari passu Lien on the Collateral).

7.04 Governmental Approvals. Except for the filing of those Security Documents which require registration in the Companies Registries in England and Wales, the Isle of Man Registrar of Companies, any state of the United States of America and/or with the Registrar of Companies in Bermuda, which filing must be completed within twenty one days and one month respectively of the execution of the relevant Security Document(s) in the case of England and Wales and the Isle of Man, and for the registration of the Mortgages through the Bahamas Maritime Authority, all authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Credit Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities. (a) (i) The audited consolidated balance sheets of the Borrower as at December 31, 2006, December 31, 2007 and December 31, 2008 and the unaudited consolidated balance sheets of the Borrower as at June 30, 2009 and the related consolidated statements of operations and of cash flows for the fiscal years or quarters, as the case may be, ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years or quarters, as the case may be, then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(ii) The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2009 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Initial Borrowing Date, presents a good faith estimate in all material respects of the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date

(b) Since December 31, 2008, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect; provided that, for the purposes hereof to the extent (and only to the extent) that this representation is being made on the Initial Borrowing Date, the delivery of the appraisals pursuant to Section 5.12 shall be considered conclusive evidence of the absence of a material adverse effect resulting from clause (y) of the definition of “Material Adverse Effect”.

7.06 Litigation. No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to investigative proceedings) are current or pending or, to the Borrower’s knowledge, threatened, which might, if adversely determined, have a Material Adverse Effect.

7.07 True and Complete Disclosure. Each Credit Party has fully disclosed in writing to the Administrative Agent all facts relating to each Credit Party which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans may be used only for the following (i) to effect the Refinancing, including the payment of any fees related thereto and/or (ii) for working capital, capital expenditures and other general corporate purposes.

(b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments. The NCLC Group have complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all material Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on the ability of any Credit Party to perform its obligations under the Credit Documents or could otherwise be reasonably expected to have a Material Adverse Effect. As at the Effective Date all amounts payable by the Borrower hereunder may be made free and clear of and without deduction for or on account of any Taxation in the Borrower’s jurisdiction.

7.10 Compliance with ERISA. (a) Schedule 7.10 sets forth, as of the Effective Date, each material Plan. Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) each Plan (and each related trust, insurance contract or fund), other than any Multiemployer Plan and each trust related to the Multiemployer Plan, is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan (and each related trust, if any), other than any Multiemployer Plan and any trust related to the Multiemployer Plan, which is intended to be qualified under

Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, or still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination; (iii) no Reportable Event has occurred; (iv) to the best knowledge of the Borrower and its Subsidiaries and ERISA Affiliates, no Multiemployer Plan is insolvent or in reorganization; (v) no Plan (other than a Multiemployer Plan) has an Unfunded Current Liability; (vi) each Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA satisfies the minimum funding standard of such sections of the Code or ERISA, and no such Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 of ERISA; (vii) all contributions required to be made with respect to a Plan subject to Title IV of ERISA have been or will be timely made (except as disclosed on Schedule 7.10); (viii) neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan; (ix) neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (x) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Borrower and its Subsidiaries and ERISA Affiliates, expected or threatened; (xi) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Borrower and its Subsidiaries and ERISA Affiliates have not incurred any liabilities to any Plans which are Multiemployer Plans as a result of a complete withdrawal therefrom; (xii) no lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to a Plan exists and no event has occurred which could reasonably be expected to give rise to any such lien on account of any Plan (other than a Multiemployer Plan); and (xiii) the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made; (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

7.11 The Security Documents. None of the Collateral is subject to any Liens except Permitted Liens.

7.12 Capitalization. All the capital stock, as set forth on Schedule 7.12, in each of the Manager and the Subsidiary Guarantors shall be legally and beneficially owned directly or indirectly by the Borrower and, except as permitted by Section 9.02, such structure shall remain so until the Maturity Date.

7.13 Subsidiaries. On and as of the Initial Borrowing Date, other than in respect of Dormant Subsidiaries (i) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.13 (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof), (ii) all outstanding shares of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights, and (iii) no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

7.14 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15 Investment Company Act. Neither the Borrower nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16 No Default. No event has occurred which constitutes a Default or Event of Default under or in respect of any Credit Document to which any Credit Party is a party or by which the Borrower or any of its Subsidiaries may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Credit Party is a party or by which any Credit Party may be bound, except to an extent as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.17 Pollution and Other Regulations. Each of the Credit Parties:

(a) is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to (i) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”) or (ii) Environmental Law;

(b) has all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Law (“Environmental Approvals”) and is in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(c) has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from (i) the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person or (ii) Environmental Claim, which is, or are, in each case, material; and

there are no circumstances that may prevent or interfere with such full compliance in the future.

There are no Environmental Claims pending or threatened against any of the Credit Parties which the Borrower, in its reasonable opinion, believes to be material.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that the Borrower reasonably believes could form the basis of any bona fide material Environmental Claim against any of the Credit Parties.

7.18 Ownership of Assets. Except as permitted by Section 9.02, each member of the NCLC Group has good and marketable title to all its assets which is reflected in the audited accounts referred to in Section 7.05(a).

7.19 Concerning the Mortgaged Vessels. The name, registered owner, official number, and jurisdiction of registration and flag of each Mortgaged Vessel is set forth on Schedule 7.19 (as updated from time to time by the Borrower pursuant to Section 8.14 with respect to flag jurisdiction, and otherwise (with respect to name, registered owner, official number and jurisdiction of registration) upon advanced notice and in a manner than does not interfere with the Lenders’ Liens on the Collateral, provided that each applicable Credit Party shall take all steps requested by the Collateral Agent to preserve and protect the Liens created by the Security Documents on the Mortgaged Vessels). Each Mortgaged Vessel is and will be operated in material compliance with all applicable law, rules and regulations.

7.20 Citizenship. None of the Credit Parties has a place of business in any jurisdiction which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party unless all such filings and registrations have been made. The Borrower and each other Credit Party which owns or operates, or will own or operate, one or more Mortgaged Vessels is, or will be, qualified to own and operate such Mortgaged Vessels under the laws of the Bahamas or such other jurisdiction in which any such Mortgaged Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of Section 8.14.

7.21 Vessel Classification. Each Mortgaged Vessel is or will be, classified in the highest class available for vessels of its age and type with a classification society listed on Schedule 7.21 hereto or another internationally recognized classification society reasonably acceptable to the Collateral Agent, free of any conditions or recommendations.

7.22 No Immunity. None of the Credit Parties nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Credit Documents or by any relevant or applicable law.

7.23 Fees and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due. Under the laws of the Bahamas and each other jurisdiction where the Mortgaged Vessels are flagged, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

7.24 Form of Documentation. Each of the Credit Documents is in proper legal form (under the laws of the Bahamas, the Isle of Man, Bermuda and each other jurisdiction where the Mortgaged Vessels are flagged or where the Credit Parties are domiciled) for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Bahamas, the Isle of Man and Bermuda it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the Bahamas, the Isle of Man or Bermuda, except as have been made, or will be made, in accordance with Section 5.

7.25 Pari Passu or Priority Status. The claims of the Agents and the Lenders against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Credit Party.

7.26 Solvency. The Credit Parties are and shall remain, after the advance to them of the Loans or any of it, solvent in accordance with the laws of Bermuda and the United States and in particular with the provisions of the Bankruptcy Code and the requirements thereof.

7.27 No Undisclosed Commissions. There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Credit Party, their shareholders or directors in connection with the Transaction as a whole other than as disclosed to the Administrative Agent in writing.

7.28 Completeness of Documentation. The copies of the Management Agreements delivered to the Administrative Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable, unless replaced by management agreements reasonably satisfactory to the Administrative Agent.

7.29 Money Laundering. Any borrowing by the Borrower hereunder, and the performance of its obligations hereunder and under the other Security Documents, will be for its own account and will not, to the best of its knowledge, involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

7.30 Winding-up, etc. Subject to Section 9.02, neither the Borrower nor any other Credit Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have either sought any other relief under any applicable insolvency or bankruptcy law.

7.31 Existing Indenture. The outstanding principal amount of the notes issued pursuant to the Existing Indenture does not exceed $10,000,000.

7.32 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower and its Subsidiaries, the Transaction and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transaction or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transaction or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Borrower.

SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Initial Borrowing Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full (other than contingent indemnification and expense reimbursement claims for which no claim has been made):

8.01 Information Covenants. The Borrower will provide to the Administrative Agent (or will procure the provision of):

(a) Quarterly Financial Statements. Within 60 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by a financial officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes;

(b) Annual Financial Statements. Within 120 days after the close of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and changes in shareholders’ equity and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by independent certified public accountants of recognized international standing, together with an opinion of such accounting firm (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(c) Valuations. Together with delivery of the financial statements described in Section 8.01(b) for each fiscal year, and at any other time within 15 days of a request from the Administrative Agent, appraisal reports of recent date (but in no event earlier than 90 days before the delivery of such reports) from two Approved Appraisers or such other independent firm of shipbrokers or shipvaluers nominated by the Borrower and approved by the Administrative Agent (acting on the instructions of the Required Lenders) or failing such nomination and approval, appointed by the Administrative Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Administrative Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Mortgaged Vessel), stating the then current fair market value of each of the Mortgaged Vessels. All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Lenders, shall, upon prior written notice to the Borrower (which notice shall identify the names of the relevant appraisal firms), obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for appraisal reports from two appraisers on more than one occasion in any fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis;

(d) Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto);

(e) Projections. (i) As soon as practicable (and in any event within 120 days after the close of each fiscal year), commencing with the fiscal year ending December 31, 2009, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least 12 months following the date of such statement) for the NCLC Group;

(ii) As soon as practicable (and in any event not later than January 31 of each fiscal year):

(x)	a budget for the NCLC Group for such new fiscal year including a 12 month liquidity budget for such new fiscal year; and

(y)	updated financial projections of the NCLC Group for at least the next five years (including an income statement and quarterly break downs for the first of those five years),

and an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

(iii) As soon as practicable (and in no event later than 30 days after the close of each quarter of each fiscal year of the Borrower), a report on bookings for the following year and a comparison with the previous year in the form of Exhibit Q (commencing with the fiscal quarter ending December 31, 2009);

(f) Officer’s Compliance Certificates. As soon as practicable (and in any event within 60 days after the close of each of the first three quarters of its fiscal year and within 120 days after the close of each fiscal year), a statement signed by one of the NCLC Group’s financial officers substantially in the form of Exhibit M (commencing with the fourth quarter of the fiscal year ending December 31, 2009) and such other information as the Administrative Agent may reasonably request;

(g) Litigation. On a quarterly basis, details of any material litigation, arbitration or administrative proceedings affecting any Credit Party which are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding $25,000,000 or the equivalent in another currency);

(h) Notice of Event of Default. Promptly upon (i) any Credit Party becoming aware thereof (and in any event within three Business Days), notification of the occurrence of any Event of Default and (ii) the Administrative Agent’s request from time to time, a certificate stating whether any Credit Party is aware of the occurrence of any Event of Default;

(i) Notice of Event of Loss. At the time of a Collateral Disposition in respect of any Mortgaged Vessel or Vessel Owning Subsidiary, a certificate of a financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last appraisal received pursuant to Section 8.01(c) determining the Aggregate Mortgaged Vessel Value after giving effect to such disposition and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.08 after giving effect to such disposition; and

(j) Other Information. Promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Administrative Agent may reasonably request.

All accounts required under this Section 8.01 shall be prepared in accordance with GAAP and shall fairly represent in all material respects the financial condition of the relevant company.

8.02 Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in all material respects, in which materially proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower and its Subsidiaries in accordance with GAAP.

8.03 Maintenance of Property; Insurance. The Borrower will (x) keep, and will procure that each of its Subsidiaries keeps, all of its real property and assets properly maintained and in existence and will comprehensively insure, and will procure that each of its Subsidiaries comprehensively insures, for such amounts and of such types as would be effected by prudent companies carrying on business similar to the Borrower or its Subsidiaries (as the case may be) and (y) maintain the Required Insurance with respect to each Mortgaged Vessel at all times.

8.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do all such things as are necessary to maintain its corporate existence (except as permitted by Section 9.02) in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business, except, in the case of Subsidiaries that are not Credit Parties, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Representations and Warranties in Other Documents. All representations and warranties set forth in Section 7 (other than Sections 7.05(b) and 7.06) shall be true and correct in all material respects at all times, except as could not reasonably be expected to have a Material Adverse Effect (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date or could not reasonably be expected to have a Material Adverse Effect on such specified date).

8.07 ERISA. As soon as reasonably possible and, in any event, within ten (10) days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Borrower setting forth the details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take: (i) that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate concerning such event pursuant to the next clause hereof); (ii) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection ..62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (iii) that a Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 of ERISA with respect to a Plan (other than a Multiemployer Plan); (iv) that any contribution required to be made with respect to a Plan subject to Title IV of ERISA or Foreign Pension Plan has not been timely made; (v) that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (vi) that Borrower or any of its Subsidiaries or any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (vii) that the Borrower or any of its Subsidiaries or any ERISA Affiliate has or may reasonably expect to have any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 4975 of the Code. The Borrower shall deliver to the Administrative Agent a copy of each funding waiver request filed with the Internal Revenue Service or any other government agency with respect to any Plan (other than a Multiemployer Plan) and all communications received by the Borrower or any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other government agency with respect to each such funding waiver request.

If, at any time after the Effective Date, the Borrower or any of its Subsidiaries or any ERISA Affiliate maintains or contributes to (or incurs an obligation to contribute to) a pension plan as defined in Section 3(2) of ERISA subject to Title IV of ERISA which is not set forth in Schedule 7.10, as may be updated from time to time, and under which Borrower and its Subsidiaries would reasonably be expected to have material liability, then the Borrower shall deliver to the Administrative Agent an updated Schedule 7.10 as soon as possible and, in any event, within 10 days after the Borrower or such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to) such pension plan. Such updated Schedule 7.10 shall supersede and replace the existing Schedule 7.10.

The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not be reasonably likely to result in a Material Adverse Effect.

8.08 End of Fiscal Years. The Borrower shall not change its fiscal year end.

8.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Credit Documents and the Senior Secured Note Documents) by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien not otherwise permitted under Section 9.01, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11 Further Assurances. (a) The Borrower will, from time to time on being required to do so by the Administrative Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Administrative Agent as the Administrative Agent may reasonably consider necessary for giving full effect to any of the Credit Documents or securing to the Agents and/or the Lenders or any of them the full benefit of the rights, powers and remedies conferred upon the Agents and/or the Lenders or any of them in any such Credit Document.

(b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law. The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.

(c) The Borrower will cause each Subsidiary of the Borrower which owns any direct interest in a Subsidiary Guarantor promptly following such Subsidiary’s acquisition of such interest, to execute and deliver a counterpart to the Pledge Agreement (or, if requested by the Administrative Agent, a joinder agreement in respect of the Intercreditor Agreement (if applicable)) and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel, in each case to the reasonable satisfaction of the Administrative Agent.

8.12 Ownership of Subsidiaries. Other than “director qualifying shares” and similar requirements, the Borrower shall at all times directly or indirectly own 100% of the capital stock or other equity interests of each of the Subsidiary Guarantors and the Manager (except as permitted by Section 9.02).

8.13 Consents and Registrations. The Borrower shall obtain (and shall, at the request of the Administrative Agent, promptly furnish certified copies to the Administrative Agent of) all such authorizations, approvals, consents, licenses and exemptions as may be required under any applicable law or regulation to enable it or any Credit Party to perform its obligations under, and ensure the validity or enforceability of, each of the Credit Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Initial Borrowing Date the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

8.14 Flag of Mortgaged Vessels. (a) The Borrower shall, and shall cause each of the Credit Parties to, cause each Mortgaged Vessel to be registered under the laws and flag of the Bahamas or, provided that the requirements of a Flag Jurisdiction Transfer are satisfied, another Acceptable Flag Jurisdiction. Notwithstanding the foregoing, any Credit Party may transfer a Mortgaged Vessel to an Acceptable Flag Jurisdiction pursuant to the requirements set forth in the definition of “Flag Jurisdiction Transfer”.

(b) Except as permitted by Section 9.02, the Borrower will procure that each of the Mortgaged Vessels is traded within the NCLC Fleet from the Initial Borrowing Date until the Maturity Date.

8.15 Guarantees; Security. The Borrower shall cause each Subsidiary of the Borrower that guarantees the Senior Secured Notes to guarantee the Obligations and any Collateral which secures the Senior Secured Notes to secure the Obligations on a pari passu basis.

SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Initial Borrowing Date and until all Commitments and all Letters of

Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full (other than contingent indemnification and expense reimbursement claims for which no claim has been made):

9.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries); provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for Borrowed Money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 9.01, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof;

(iv) Liens created pursuant to the Security Documents, including Liens securing additional Senior Secured Notes or Other Senior Secured Notes (but not, for the avoidance of doubt, any other Other First Lien Obligations) issued after the Initial Borrowing Date (provided that the Total Commitment is reduced pursuant to Section 3.03);

(v) Liens arising out of judgments, awards, decrees or attachments with respect to which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

(vi) Liens in respect of seamen’s wages which are not past due and other maritime Liens arising in the ordinary course of business up to an aggregate amount of [*] per Mortgaged Vessel; and

(vii) Liens which rank after the Liens created by the Security Documents to secure the performance of bids, tenders, bonds or contracts; provided that (a) such bids, tenders, bonds or contracts directly relate to the Mortgaged Vessels, are incurred in the ordinary course of business and do not relate to the incurrence of Indebtedness for Borrowed Money, and (b) at any time outstanding, the aggregate amount of Liens under this clause (vii) shall not secure greater than [*] of obligations.

In connection with the granting of Liens described above in this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

9.02 Consolidation, Merger, Amalgamation, Sale of Assets, Acquisitions, etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or substantially all of its property or assets, or make any Acquisitions, except that:

(i) any Subsidiary of the Borrower (other than a Subsidiary Guarantor) may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into, the Borrower or other Subsidiary of the Borrower (other than a Subsidiary Guarantor), so long as (x) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, amalgamation, consolidation, dissolution or liquidation and (y) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, amalgamation, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(ii) any Subsidiary of the Borrower may make dispositions of assets so long as such Disposition is permitted pursuant to Section 9.02(b);

(iii) the Borrower or any Subsidiary of the Borrower may make Acquisitions; provided that (x) the Borrower provides evidence reasonably satisfactory to the Administrative Agent that the Borrower will be in compliance will be in compliance with the financial undertakings contained in Sections 9.06 to 9.09 after giving effect to such Acquisition and (y) no Default or Event of Default will exist after giving effect to such Acquisition; and

(iv) the Borrower and any Subsidiary of the Borrower may establish new Subsidiaries.

(b) The Borrower will not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:

(i) dispositions made in the ordinary course of trading of the disposing entity (excluding dispositions of Mortgaged Vessels or other Collateral) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

(ii) dispositions of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

(iii) dispositions of assets (other than the Mortgaged Vessels or other Collateral) owned by any member of the NCLC Group in exchange for other assets comparable or superior as to type and value;

(iv) a Vessel (other than the Mortgaged Vessels or the other Collateral) or any other asset owned by any member of the NCLC Group (other than the Owners) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel or other asset;

(v) the Owners may sell, lease or otherwise dispose of any Mortgaged Vessels or sell 100% the capital stock of a Vessel Owning Subsidiary, provided that (A) such sale is made at fair market value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered at the time of such sale to the Administrative Agent by the Borrower), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Borrower or the respective Subsidiary Guarantor which owned such Mortgaged Vessel or the Subsidiary selling the capital stock, on the date of consummation of such sale, (C) the Total Commitment is permanently reduced pursuant to, and in the amount required by, Section 4.02 (and, to the extent required by Section 4.02(a), the Loans are repaid and/or Letters of Credit cash collateralized), (D) no Event of Default exists and (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, certified by a financial officer of the Borrower, demonstrating pro forma compliance (after giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Mortgaged Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) with each of the covenants set forth in Sections 9.06 through 9.09, inclusive, for the most recently ended fiscal quarter (or at the time of such sale, as applicable), in each case setting forth the calculations required to make such determination in reasonable detail; and

(vi) Permitted Chartering Arrangements.

9.03 Dividends. The Borrower shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) Subsidiaries of the Borrower may pay Dividends to another member of the NCLC Group; provided that the Borrower shall procure that any Dividends or other distributions and interest paid or payable in connection with such Dividends or other distributions to NCL International Ltd., NCL America Holdings, Inc. or Arrasas Limited shall be received promptly by the Borrower directly or indirectly by way of Dividend;

(ii) the Borrower may pay Dividends in respect of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for each relevant jurisdiction of the NCLC Group or holder of the Borrower’s capital stock with respect to income taxable as a result of any member of the NCLC Group being taxed as a pass-through entity for U.S. Federal, state and local income tax purposes or attributable to any member of the NCLC Group; and

(iii) at any time following the listing of the ordinary capital stock of the Borrower on an Approved Stock Exchange, the Borrower may pay Dividends in an amount not to exceed 50% of Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one period) commencing on January 1, 2010 and ending on the date prior to such Dividend for which financial statements are available so long as (x) no Default or Event or Default exists or would result from such Dividend and (y) at the time of such Dividend and after giving effect thereto the ratio of Total Net Funded Debt to Consolidated EBITDA for the four consecutive fiscal quarters last ended for which financial statements have been provided to the Administrative Agent pursuant to Section 8.01 is less than [*].

9.04 Advances, Investments and Loans. The Borrower will not, and will not permit any other member of the NCLC Group to purchase or acquire any margin stock (or other equity interests) or any other asset, or make any capital contribution to or other investment in any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), in each case either in a single transaction or in a series of transactions (whether related or not), except that the following shall be permitted:

(i) Investments on arm’s length terms;

(ii) Investments for its use in its ordinary course of business;

(iii) Investments the cost of which is less than or equal to its fair market value at the date of acquisition; and

(iv) Investments permitted by Section 9.02.

9.05 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person that is not an Affiliate, except that:

(i) Dividends to shareholders may be paid to the extent provided in Section 9.03;

(ii) loans and Investments may be made and other transactions may be entered into among the Borrower, its Subsidiaries, and their respective employees and consultants to the extent permitted by Section 9.04;

(iii) the Borrower may pay customary director’s fees and expenses, and provide customary indemnities and the like;

(iv) the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business, including with respect to issuance of securities, or other payments, awards or grants in cash, securities or otherwise;

(v) the Borrower and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Borrower in the ordinary course of business;

(vi) the Borrower and its Subsidiaries may make payments in respect of financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of disinterested members of the Board of Directors of the Borrower, in good faith;

(vii) this Section 9.05 shall not apply to any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or its Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(viii) this Section 9.05 shall not apply to any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) [*], plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally), plus (B) [*] of the value of transactions with respect to which an Affiliate provides any transaction, advisory or other services, plus (C) so long as no Event of Default has occurred and is continuing, in the event of an initial public offering, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with a Permitted

Holder; provided that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom; and

(ix) this Section 9.05 shall not apply to the Existing Sky Charter.

9.06 Free Liquidity. The Borrower will not permit the Free Liquidity to be less than [*] at any time.

9.07 Total Net Funded Debt to Total Capitalization. The Borrower will not permit the ratio of Total Net Funded Debt to Total Capitalization to be greater than [*] at any time.

9.08 Collateral Maintenance. The Borrower will not permit the aggregate Appraised Value of all Mortgaged Vessels owned by the Borrower and the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of (it being understood that Permitted Chartering Arrangements do not constitute disposals for this purpose) (such value, the “Aggregate Mortgaged Vessel Value”), as determined by the most recent appraisals delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 5.12 or Section 8.01(c) to be (x) prior to January 1, 2011, less than [*] and (y) from and after January 1, 2011, less than [*] of the sum of (a) the then outstanding principal amount of Other First Lien Obligations (including the Senior Secured Notes) plus (b) the Total Commitment at such time; provided that, so long as any non-compliance in respect of this Section 9.08 is not caused by any voluntary Collateral Disposition, such non-compliance shall not constitute a Default or an Event of Default so long as within 10 Business Days of the occurrence of such default, the Borrower shall either (i) post additional collateral reasonably satisfactory to the Required Lenders in favor of the Collateral Agent (it being understood that cash collateral comprised of Dollars is satisfactory and that it shall be valued at par), pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, in an aggregate amount sufficient to cure such non-compliance (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the Total Commitment in an amount sufficient to cure such non-compliance and repay the Loans and/or cash collateralize the Letters of Credit to the extent required by Section 4.02(a).

9.09 Consolidated EBITDA to Consolidated Debt Service. The Borrower shall not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group at the end of any fiscal quarter, computed for the period of the four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter, to be less than [*], unless the Free Liquidity of the NCLC Group at all times during the period of four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter was equal to or greater than [*].

9.10 Business; Change of Name. The Borrower will not (and will procure that no other Subsidiary shall) change its name, change its address as indicated on Schedule 13.03A to an address outside the State of Florida, or make or threaten to make any substantial change in its business as presently conducted or cease to perform its current business activities or carry on any other business which is substantial in relation to its business as presently conducted if doing so would imperil the security created by any of the Security Documents or affect the ability of the Borrower or its Subsidiaries to duly perform its obligations under any Credit Document to which it is or may be a party from time to time (it being understood that name changes and changes of address to an address outside the State of Florida shall be permitted so long as new, relevant Security Documents are executed and delivered (and if necessary, recorded) in a form reasonably satisfactory to the Collateral Agent), in each case in the reasonable opinion of the Administrative Agent; provided that any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Borrower) shall not constitute a substantial change in its business.

9.11 Subordination of Indebtedness. The Borrower shall procure that any and all of its Indebtedness with any other Credit Party and/or any shareholder of the Borrower is at all times fully subordinated to the Obligations. The Borrower shall not make or permit to be made any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing Indebtedness with any shareholder of the Borrower. Upon the occurrence of an Event of Default, the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing Indebtedness with any other Credit Party.

9.12 Activities of Subsidiary Guarantors, etc. The Borrower will procure that none of the Credit Parties (other than the Borrower and the Pledgors) will:

(i) issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other Person, other than (x) in the ordinary course of its business as owner of its Mortgaged Vessel or Manager or charterer, as applicable, and/or (y) any guarantee of the obligations of any member of the NCLC Group by the Manager to one or more providers of credit card processing services to the NCLC Group and/or any Issuing Lender (such guarantee to be fully subordinated to the Obligations);

(ii) incur any Indebtedness other than under the Credit Documents and the Senior Secured Note Documents; and

(iii) engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the capital stock of the Credit Parties and the ownership of the Mortgaged Vessels, (ii) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party and (iii) in the case of the Manager, activities related to the performance of management services in respect of the NCLC Group, provided that the Credit Parties may also engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01 Payments. The Borrower or any other Credit Party (other than the Manager) does not pay on the due date any amount of principal or interest on any Loan, Unpaid Drawing or any Note (provided, however, that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Section 10.01 until the expiry of three Business Days following the date on which such payment is due), or within three days of the due date any other amount, payable by it under any Credit Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable.

10.02 Representations, etc. Any representation, warranty or statement or repeated in, or in connection with, any Credit Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Credit Party thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct; or

10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(h) or 8.01(i), Section 8.08, Section 8.12, Section 8.15 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

10.04 Default Under Other Agreements. (a) Any event of default occurs under any financial contract or financial document relating to any Indebtedness of any member of the NCLC Group;

(b) Any such Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise;

(c) Any Lien over any assets of any member of the NCLC Group becomes enforceable; or

(d) Any other Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default, provided that:

(i) it shall not be a Default or Event of Default under this Section 10.04 unless the principal amount of the relevant Indebtedness as described in preceding clauses (a) through (d), inclusive, exceeds $15,000,000;

(ii) no Event of Default will arise under clauses (a), (c) and/or (d) until the earlier of (x) 30 days following the occurrence of the related event of default, Lien becoming enforceable or Indebtedness become capable of being declared due prematurely, as the case may be, and (y) the acceleration of the relevant Indebtedness or the enforcement of the relevant Lien; and

(iii) if at any time hereafter the Borrower or any other member of the NCLC Group agrees to the incorporation of a cross default provision into any financial contract or financial document relating to any Indebtedness that is more onerous than this Section 10.04, then the Borrower shall immediately notify the Administrative Agent and that cross default provision shall be deemed to apply to this Agreement as if set out in full herein with effect from the date of such financial contract or financial document and during the currency of that financial contract or financial document; or

10.05 Bankruptcy, etc. (a) Other than as expressly permitted in Section 9, any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group; or

(b) Any member of the NCLC Group shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any member of the NCLC Group, and the petition is not dismissed within 45 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any member of the NCLC Group, to operate all or any substantial portion of the business of any member of the NCLC Group, or any member of the NCLC Group commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any member of the NCLC Group, or there is commenced against any member of the NCLC Group any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or any member of the NCLC Group is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any member of the NCLC Group makes a general assignment for the benefit of creditors; or any Company action is taken by any member of the NCLC Group for the purpose of effecting any of the foregoing; or

(c) A liquidator (subject to Section 10.05(e)), trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within 30 days (the “Grace Period”) unless the Administrative Agent considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply; or

(d) Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law; or

(e) Anything analogous to or having a substantially similar effect to any of the events specified in this Section 10.05 shall have occurred under the laws of any applicable jurisdiction (subject to the analogous grace periods set forth herein); or

10.06 ERISA. An ERISA Event of Default shall occur if (a)(i) any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 of ERISA; (ii) a Reportable Event shall have occurred; (iii) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days; (iii) any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan; (iv) any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA; (v) a contribution required to be made with respect to a Plan subject to Title IV of ERISA or a Foreign Pension Plan is not timely made; (vi) any Plan shall have an Unfunded Current Liability; (vii) the Borrower or any of its Subsidiaries or any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan subject to Title IV of ERISA; (viii) the Borrower or any of its Subsidiaries or any ERISA Affiliate has or is reasonably likely to have any liability to or on account of a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code; or (ix) a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect any Multiemployer Plan; and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

10.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the material Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any “event of default” (as defined in any Vessel Mortgage) shall occur in respect of any Vessel Mortgage; or

10.08 Guaranties. After the execution and delivery thereof, the Subsidiaries Guaranty, or any provision thereof, shall cease to be in full force or effect as to the relevant Guarantor (unless such Subsidiary Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger, amalgamation or consolidation permitted by Section 9.02) or any Subsidiary Guarantor (or Person acting by or on behalf of such Subsidiary Guarantor) shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty; or

10.09 Judgments. Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of 21 days or any uninsured judgment in excess of $15,000,000 following final appeal remains unsatisfied for a period of 30 days in the case of a judgment made in the United States and otherwise for a period of 60 days; or

10.10 Cessation of Business. Subject to Section 9.02, any member of the NCLC Group shall cease to carry on all or a substantial part of its business; or

10.11 Revocation of Consents. Any authorization, approval, consent, license, exemption, filing, registration or notarization or other requirement necessary to enable any Credit Party to comply with any of its obligations under any of the Credit Documents to which it is a party shall have been materially adversely modified, revoked or withheld or shall not remain in full force and effect and within 90 days of the date of its occurrence such event is not remedied to the satisfaction of the Administrative Agent and the Administrative Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Agents and the Lenders or any of them; provided that the Borrower shall not be entitled to the aforesaid 90 day period if the modification, revocation or withholding of the authorization, approval or consent is due to an act or omission of any Credit Party and the Administrative Agent is satisfied in its sole discretion that the interests of the Agents or the Lenders might reasonably be expected to be materially adversely affected; or

10.12 Unlawfulness. At any time it is unlawful or impossible for:

(i) any Credit Party to perform any of its obligations under any Credit Document to which it is a party; or

(ii) the Agents or the Lenders, as applicable, to exercise any of its rights under any of the Credit Documents;

; provided that no Event of Default shall be deemed to have occurred (x) (except where the unlawfulness or impossibility adversely affects any Credit Party’s payment obligations under this Agreement and/or the other Credit Documents (the determination of which shall be in the Administrative Agent’s sole discretion) in which case the following provisions of this Section 10.12 shall not apply) where the unlawfulness or impossibility prevents any Credit Party from performing its obligations (other than its payment obligations under this Agreement and the other Credit Documents) and is cured within a period of 21 days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Credit Party, within the aforesaid period, performs its obligation(s), and (y) where the Administrative Agent and/or the Lenders, as applicable, could, in its or their sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Section 1.11(a) (it being understood that the costs of mitigation shall be determined in accordance with Section 1.11(a)); or

10.13 Insurances. An Owner shall have failed to insure a Mortgaged Vessel in the manner specified in this Agreement or failed to renew the Required Insurance at least 10 days prior to the date of expiry thereof and, if requested by the Administrative Agent, produce prompt confirmation of such renewal to the Administrative Agent; or

10.14 Disposals. The Borrower or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor; or

10.15 Government Intervention. The authority of any member of the NCLC Group in the conduct of its business shall be wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within 90 days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Administrative Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Agents and/or the Lenders; provided that the Borrower shall not be entitled to the aforesaid 90 day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Administrative Agent is satisfied, in its sole discretion, that the interests of the Agents and/or the Lenders might reasonably be expected to be materially adversely affected; or

10.16 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence and during the continuance of an Event of Default specified in Section 10.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to 105% the aggregate Stated Amount of all Letters of Credit issued for the Borrower and then outstanding and (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 11. Definitions and Accounting Terms.

11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Flag Jurisdiction” shall mean the Bahamas, Bermuda, Panama, the Marshall Islands or such other flag jurisdiction as may be acceptable to the Administrative Agent in its reasonable discretion.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.05, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 10% of any class of the capital stock of the Borrower and any officer or director of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 9.05, neither the Administrative Agent, nor the Collateral Agent, nor the Joint Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Joint Lead Arranger and each Issuing Lender.

“Aggregate Mortgaged Vessel Value” shall have the meaning set forth in Section 9.08.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Apollo” shall mean Apollo Management, L.P., and its Affiliates.

“Applicable Margin” shall mean a percentage per annum equal to 4.00%.

“Appraised Value” of any Mortgaged Vessel at any time shall mean the average of the fair market value of such Vessel on an individual charter free basis as set forth on the Appraisals most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Sections 5.12 and 8.01(c).

“Approved Appraisers” shall mean Brax Shipping AS; Jacq. Perot Jr. & Sons, Inc., New York; Barry Rogliano Salles S.A., Paris; Clarksons, London; R.S. Platou Shipbrokers, A.S., Oslo; and Fearnsale, a division of Astrup Fearnley AS, Oslo.

“Approved Stock Exchange” shall mean the New York Stock Exchange, NASDAQ or, in each case, any successor thereto or such other stock exchange in the United States of America, the United Kingdom or Hong Kong as is approved in writing by the Administrative Agent.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Assignment of Management Agreement” shall have the meaning provided in Section 5.16.

“Assignments of Earnings” shall have the meaning provided in Section 5.14.

“Assignments of Insurances” shall have the meaning provided in Section 5.14.

“Bankruptcy Code” shall have the meaning provided in Section 10.05(b).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments on a given date having the same Interest Period.

“Borrowing Date” shall mean the Initial Borrowing Date and each date on or after the Initial Borrowing Date and prior to the Maturity Date on which a Borrowing occurs.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, London, Frankfurt am Main or Norway a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Cash Balance” shall mean, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 10.06.

“Change of Control” shall mean (x) at any time when the ordinary capital stock of the Borrower is not a listed company on an Approved Stock Exchange, the Permitted Holders in the aggregate do not, directly or indirectly, control the Borrower and beneficially own, directly or indirectly, at least 51% of the issued capital stock of, and equity interest in, the Borrower; or (y) at any time following the listing of the ordinary capital stock of the Borrower on an Approved Stock Exchange or any successor thereto:

(i)	any Third Party:

(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Borrower; or

(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Borrower; and

at the same time as any of the events described in paragraphs (A) or (B) of this definition have occurred and are continuing, the Permitted Holders in the aggregate do not, directly or indirectly, beneficially own at least 51% of the issued capital stock of, and equity interest in, the Borrower;

(ii)	the Borrower ceases to be a listed company on an Approved Stock Exchange or any successor thereto without the prior written consent of the Required Lenders; or

(iii)	a “Change of Control” under and as defined in the Senior Secured Note Indenture,

(and, for the purpose of Section 10.16 “control” of any company, limited partnership or other legal entity (a “body corporate”) controlled by a Permitted Holder means that one or more members of a Permitted Holder in the aggregate has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than 50% of the issued voting capital of that body corporate or by contract, trust or other arrangement).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or as collateral required hereunder.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary Guarantor of any Mortgaged Vessel (it being understood that Permitted Chartering Arrangements are not Collateral Dispositions) or the sale of 100% of the capital stock of any Vessel Owning Subsidiary or (ii) any Event of Loss of any Mortgaged Vessel.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 4.01(d) hereto as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.12 or 13.04(b).

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Common Equity Financing Documents” shall mean all of the agreements governing or relating to the capital contribution to the Borrower, if any, on or prior to the Initial Borrowing Date, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Consolidated Debt Service” shall mean, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:

(a)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group or by virtue of “cash sweep” or “special liquidity” cash sweep provisions (or analogous provisions) in any debt facility of the NCLC Group;

(b)	principal of any such Indebtedness for Borrowed Money prepaid upon a sale or an Event of Loss of any Vessel owned or leased under a capital lease by any member of the NCLC Group; and

(c)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a “balloon payment” shall not include any scheduled repayment installment of such Indebtedness for Borrowed Money which forms part of the balloon);

(ii)	Consolidated Interest Expense for such period;

(iii)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Borrower or one of its wholly owned Subsidiaries) or any Dividends other than the tax distributions described in Section 9.03(ii); and

(iv)	all rent under any capital lease obligations by which the Borrower or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortized in such period, as calculated in accordance with GAAP and derived from the then latest unaudited financial statements of the NCLC Group delivered to the Administrative Agent in the case of any period ending at the end of any of the first three financial quarters of each fiscal year of the Borrower and the then latest audited consolidated financial statements (including all additional information and notes thereto) of the Borrower and its consolidated Subsidiaries together with the auditors’ report delivered to the Administrative Agent in the case of the final quarter of each such fiscal year.

“Consolidated EBITDA” shall mean, for any relevant period, the aggregate of:

(i)	Consolidated Net Income from the Borrower’s operations for such period; and

(ii)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortization, impairment charges and any other non-cash charges and deferred income tax expense for such period.

“Consolidated Interest Expense” shall mean, for any relevant period, the consolidated interest expense (excluding capitalized interest) of the NCLC Group for such period

“Consolidated Net Income” shall mean, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with GAAP.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty, the Intercreditor Agreement and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower, each Subsidiary Guarantor and the Pledgors.

“Credit Support Provider” shall mean any person (other than the Borrower) described as such in a Master Agreement.

“Debt Agreements” shall have the meaning provided in Section 5.05.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person or any Subsidiary of such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or the holders of options or warrants issued by such Person with respect to its capital stock or membership interests or authorized or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders, partners or members or the holders of options or warrants issued by such Person with respect to its capital stock or membership interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other capital stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other equity interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Refinancing Documents, (iii) the Senior Secured Note Documents, (iv) the Other Indebtedness Documents, and (v) the Common Equity Financing Documents.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Dormant Subsidiary” shall mean a Subsidiary that owns assets in an amount equal to no more than $5,000,000 or is dormant or otherwise inactive.

“Drawing” has the meaning provided in Section 2.04(b).

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.

“Effective Date” has the meaning specified in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act).

“Environmental Approvals” shall have the meaning provided in Section 7.17(b).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market) (the “Screen Rate”), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/16 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition (but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency), purchase, seizure or forfeiture of, or any taking of title to, a Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Mortgaged Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Mortgaged Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel, at the time and on the date on which notice claiming the loss of the Mortgaged Vessel is given to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Mortgaged Vessel shall have been returned to the Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(c) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Excluded Taxes” shall have the meaning provided in Section 4.04(a).

“Existing Credit Agreements” shall mean (i) the $800,000,000 Secured Loan Facility Agreement, dated as of July 7, 2004 and amended and restated on or around April 6, 2009 (as further amended, restated, supplemented and/or modified from time to time in accordance with the terms thereof), among the Borrower, the lenders from time to time party thereto and DnB NOR Bank ASA, as administrative agent, (ii) the $610,000,000 Amended and Restated Revolving Loan Facility Agreement, dated as of December 22, 2006 and amended and restated on or around April 6, 2009 (as further amended, restated, supplemented and/or modified from time to time in accordance with the terms thereof), among the Borrower, the lenders from time to time party thereto and DnB NOR Bank ASA, as administrative agent, and (iii) the $15,000,000 Letter of Credit Facility Agreement, dated as of April 20, 2004 and amended and restated on or around April 6, 2009 (as further amended, restated, supplemented and/or modified from time to time in accordance with the terms thereof), among the Borrower, and DnB NOR Bank ASA, as issuing bank.

“Existing Indebtedness” shall have the meaning provided in Section 5.13(b).

“Existing Indenture” shall mean the Indenture, dated as of July 15, 2004, among the Borrower and JPMorgan Chase Bank, N.A., as trustee.

“Existing Sky Charter” shall mean the charter in respect of the vessel “Norwegian Sky” dated as of January 2, 2009 and made between Ample Avenue Limited as registered owner and the Manager as charterer, and any modifications or extensions thereto that do not have a Material Adverse Effect.

“Existing Letter of Credit” shall have the meaning provided in Section 2.01(d).

“Facing Fee” shall have the meaning provided in Section 3.01(d).

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (London time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its reasonable discretion.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Mortgaged Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i) (i) On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage that is reasonably satisfactory in form and substance to the Administrative Agent with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and such Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such

Transferred Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(ii) On each Flag Jurisdiction Transfer Date, to the extent that any Security Documents are released or discharged pursuant to Section 13.22(b), the relevant Credit Party shall have duly authorized, executed and delivered corresponding Security Documents in favor of the Collateral Agent for the new Acceptable Flag Jurisdiction.

(ii) On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from counsel, an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request.

(iii) On each Flag Jurisdiction Transfer Date:

(A) The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.

(B) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from another broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the Required Insurance applicable to Mortgaged Vessels.

(iv) On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by any one of the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member, general partner, officer or attorney-in-fact of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect or that no such approvals and/or consents are required, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other related transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other related matters the Administrative Agent may reasonably request.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment (other than any severance benefits), and which plan is not subject to ERISA or the Code.

“Free Liquidity” shall mean, at any date of determination, the aggregate of the Cash Balance and any Total Unutilized Commitments or other amounts available for drawing under other revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six months.

“GAAP” shall have the meaning provided in Section 13.07(a).

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Indebtedness” shall mean any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent including, without limitation, pursuant to a Master Agreement.

“Indebtedness for Borrowed Money” shall mean Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of 180 days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Indebtedness falling within paragraphs (i) to (v) above;

provided that the following shall not constitute Indebtedness for Borrowed Money:

(a)	loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Lenders;

(b)	loans and advances made by any shareholder of the Borrower which are subordinated to the rights of the Lenders on terms reasonably satisfactory to the Administrative Agent; and

(c)	any Master Agreement Liabilities and any similar liabilities of the Borrower or any other member of the NCLC Group to a counterparty under any other master agreement relating to interest or currency exchange or other derivatives transactions of a non-speculative nature.

“Information” shall have the meaning provided in Section 7.32(a).

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans hereunder occurs.

“Intercreditor Agreement” shall mean the Intercreditor Agreement executed by the Collateral Agent, the Senior Secured Note Trustee and each additional Authorized Representative (as defined therein) from time to time party thereto, and acknowledged by the Borrower and the Guarantors substantially in the form of Exhibit N.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 1.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.04.

“Issuing Lender” shall mean the Administrative Agent (which, for purposes of this definition, also shall include any banking affiliate of the Administrative Agent which has agreed to issue Letters of Credit under this Agreement) and any Lender consented to by the Administrative Agent and the Borrower in their sole discretion.

“Joint Lead Arrangers” shall mean Nordea Bank Norge ASA, DnB NOR ASA and Commerzbank Aktiengesellschaft in their capacity as joint lead arranger and joint bookrunners in respect of the credit facility provided for herein.

“Lender” shall mean each financial institution listed on Schedule 4.01(d), as well as any Person which becomes a “Lender” hereunder pursuant to 13.04(b).

“Lender Creditors” shall mean the Lenders, the Collateral Agent and the Administrative Agent.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(c) or 2.04, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 1.01 or 2 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Sections 2.01(b)(iii) and 2.01(e) and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which any Issuing Lender or the Administrative Agent believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(c) or 2.04 within one Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders with Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.01(b)(iii).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lim Family” shall mean:

(i)	the late Tan Sri Lim Goh Tong;

(ii)	his spouse;

(iii)	his direct lineal descendants;

(iv)	the personal estate of any of the above persons; and

(v)	any trust created for the benefit of one or more of the above persons and their estates.

“Loan” shall have the meaning provided in Section 1.01.

“Management Agreement Assignments” shall mean the valid and effective first legal assignments of the Management Agreements (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favor of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Manager” shall mean NCL (Bahamas) Ltd., a company organized and existing under the laws of Bermuda, which as of the Initial Borrowing Date is the company providing commercial and technical management and crewing services for the Mortgaged Vessels pursuant to the Management Agreements.

“Manager’s Undertakings” shall mean the undertakings, provided by the Manager respecting each Mortgaged Vessel, including, inter alia, a statement satisfactory to the Administrative Agent that any lien in favor of the Manager respecting a Mortgaged Vessel is subject and subordinate to the Vessel Mortgages.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean:

(i)	at or about noon on the Interest Determination Date for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)	before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notifications from Lenders the sum of whose Commitments at such time equal at least 34% of the Total Commitments that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Master Agreement” shall mean any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions of a non-speculative nature) entered into between a Lender or its Affiliate and the Borrower in relation to the obligations of the Borrower under this Agreement, including each schedule to any Master Agreement and each confirmation exchanged under any Master Agreement.

“Master Agreement Liabilities” shall mean, at any relevant time, all liabilities of the Borrower to a Lender or its Affiliate (as the case may be) under the relevant Master Agreement, whether actual or contingent, present or future.

“Material Adverse Effect” shall mean a material adverse effect on (x) the property, assets, business, operations, liabilities, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (y) the value of the Mortgaged Vessels taken as a whole, or (z) the rights or remedies of the Lenders, or the ability of the Borrower and its Subsidiaries to perform its or their Obligations.

“Materials of Environmental Concern” shall have the meaning provided in Section 7.17(a).

“Maturity Date” shall mean the sixth anniversary of the Effective Date.

“Minimum Borrowing Amount” shall mean $2,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgaged Vessels” shall have the meaning provided in Section 5.15.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA, other than any such Plan contributed to by a Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code.

“NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).

“NCLC Fleet” shall mean the vessels owned by the companies in the NCLC Group.

“NCLC Group” shall mean the Borrower and its Subsidiaries.

“Net Cash Proceeds” shall mean, with respect to any Collateral Disposition, the aggregate cash payments (including insurance proceeds and any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Borrower from such Collateral Disposition, net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees, sales commissions, investment banking fees, recording charges, marketing costs, overhaul costs, refurbishment costs, repair costs, transfer taxes and consultant’s fees) and (ii) taxes paid or payable by the NCLC Group (or any of their equity holders as a result of such entity being taxed as a pass-through for U.S. Federal, state and local income tax purposes) as a result thereof, and (iii) the sum of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities retained by the Borrower or any of its Subsidiaries as a result of such Collateral Disposition, it being understood and agreed that to the extent the Borrower determines that the reserved amount in respect of such sale price or liabilities exceeds the actual adjustments required to be paid by the Borrower in accordance with GAAP, such amount of such excess shall constitute Net Cash Proceeds on the date of such determination.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall have the meaning provided in Section 1.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice Office” shall mean the office of the Administrative Agent located at Middelthunsgate 17, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway, Attention: Syndicated Loans, Shipping, Offshore and Oil Services Division, fax: +47 22 48 42 78, email: agency.soosid@nordea.com or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender, each Issuing Lender pursuant to the terms of this Agreement or any other Credit Document.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Other Indebtedness” shall have the meaning provided in Section 5.18(a).

“Other Indebtedness Documents” shall mean all of the agreements governing or relating to Other Indebtedness, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Other First Lien Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Other Senior Secured Notes” shall mean any notes, other than the Senior Secured Notes, having substantially similar terms as the Senior Secured Notes, issued by the Borrower after the Initial Borrowing Date; provided that, in any event, any such Other Senior Secured Notes shall (i) be non-amortizing, (ii) have an annual yield of no greater than 15% (including the effect of any original issue discount), and (iii) have a tenor of no less than the Maturity Date plus six months.

“Owner” shall each Credit Party that owns a Mortgaged Vessel.

“Participant” shall have the meaning provided in Section 2.03(a).

“PATRIOT Act” shall have the meaning provided in Section 13.10.

“Payment Date” shall mean the last Business Day of each March, June, September and December, commencing with December, 2009.

“Payment Office” shall mean the office of the Administrative Agent located at Middelthunsgate 17, NO–0107 Oslo, Norway, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

“Permitted Chartering Arrangements” shall mean:

(i)	any charter or other form of deployment (other than a demise or bareboat charter) of a Mortgaged Vessel made between members of the NCLC Group;

(ii)	any demise or bareboat charter of a Mortgaged Vessel made between members of the NCLC Group provided that (a) each of the Owner and the charterer assigns the benefit of any such charter to the Collateral Agent, (b) each of the Owner and the charterer assigns its interest in the insurances in respect of the Mortgaged Vessel to the Collateral Agent, and (c) the charterer agrees to subordinate its interests in the Mortgaged Vessel to the interests of the Collateral Agent as mortgagee of the Mortgaged Vessel, all on terms and conditions reasonably acceptable to the Collateral Agent;

(iii)	any charter or other form of deployment of a Mortgaged Vessel to a charterer that is not a member of the NCLC Group provided that no such charter or deployment shall be made (a) on a demise or bareboat basis, or (b) for a period which, with the exercise of any options for extension, could be for longer than 13 months, or (c) other than at or about market rate at the time when the charter or deployment is fixed; and

(iv)	any charter or other form of deployment in respect of a Vessel (a) in existence, or in respect of which any NCLC Group member has a legally binding commitment, as of the Effective Date and which has been disclosed in writing to and approved in writing by the Collateral Agent before the Effective Date, or (b) entered into after the Effective Date and which is permissible under the provisions of any financing documents relating to such Vessel.

“Permitted Holders” shall mean (i) the Lim Family (together or individually) and (ii) Apollo and any Person directly controlled by Apollo.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 5.07.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

“Pledgor” shall mean each direct and indirect Subsidiary of the Borrower which directly owns any of the capital stock of any Subsidiary Guarantor.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the NCLC Group furnished to the Lenders or the Administrative Agent by or on behalf of any member of the NCLC Group prior to the Effective Date.

“Reference Banks” shall mean the Administrative Agent, DnB NOR Bank ASA and Commerzbank Aktiengesellschaft.

“Refinancing” shall have the meaning provided in Section 5.13.

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.16.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 1.12.

“Replacement Lender” shall have the meaning provided in Section 1.12.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan (other than any Plan maintained by a Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code) that is subject to Title IV of ERISA other than those events as to which the 30-day notice period referred to in Section 4043 is waived.

“Required Insurance” shall have the meaning provided in Section 5.15(d).

“Required Lenders” shall mean Lenders, the sum of whose outstanding Commitments at such time represent an amount greater than 66- 2/3% of the Total Commitment (or if determined after termination of the Total Commitments, the principal amount of outstanding Loans and the Percentage of Letter of Credit Outstandings) at such time.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Scheduled Commitment Reduction” shall have the meaning provided in Section 4.02(b).

“Scheduled Commitment Reduction Date” shall have the meaning provided in Section 4.02(b).

“Screen Rate” shall have the meaning specified in the definition of Eurodollar Rate.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, the Assignment of Management Agreement, each Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 8.11.

“Senior Secured Note Documents” shall mean (i) the Senior Secured Note Indenture and (ii) any related documentation (including, without limitation, (x) a related securities purchase agreement, and (y) any and all other related agreements, certificates and instruments to be executed in respect to the Senior Secured Notes).

“Senior Secured Note Indenture” shall mean the Indenture, to be entered into among the Borrower, the Subsidiary Guarantors and the Senior Secured Note Trustee, setting forth the terms and conditions of the Senior Secured Notes, which terms and conditions shall be (i) substantially as set forth in the draft offering memorandum for the Senior Secured Notes posted on IntraLinks on or prior to the date of this Agreement or (ii) in the aggregate, be materially no less favorable to the Lenders than the terms and conditions described in such offering memorandum, subject to, in the case of this clause (ii), any materially adverse changes agreed to by the Required Lenders; provided that, in any event, the Senior Secured Notes shall (i) be non-amortizing, (ii) have an annual yield of no greater than 15% (including the effect of any original issue discount), and (iii) have a tenor of no less than the Maturity Date plus six months.

“Senior Secured Notes” shall mean the senior secured notes issued by the Borrower pursuant to the Senior Secured Note Indenture, as the same may be supplemented, amended, restated, or otherwise modified from time to time after the Initial Borrowing Date; provided that, in any event, the Senior Secured Notes shall (i) be non-amortizing, (ii) have an annual yield of no greater than 15% (including the effect of any original issue discount), and (iii) have a tenor of no less than the Maturity Date plus six months.

“Senior Secured Note Trustee” shall mean the “Trustee” as defined in the Senior Secured Note Indenture and any successor thereto.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided Section 5.06.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Borrower which (x) directly owns a Mortgaged Vessel or (y) guarantees the Senior Secured Notes (for so long as such Subsidiary’s guarantee of the Senior Secured Notes is effective).

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Taxes” and “Taxation” shall have the meaning provided in Section 4.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Third Party” shall mean any Person or group of Persons acting in concert who or which does not include a member of the Lim Family or Apollo.

“Total Capitalization” shall mean, at any date of determination, the Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with GAAP and derived from the then latest unaudited and consolidated financial statements of the NCLC Group delivered to the Administrative Agent in the case of the first three quarters of each fiscal year and the then latest financial statements delivered to the Administrative Agent in the case of each fiscal year; provided it is understood that the effect of any impairment of intangible assets shall be added back to stockholders’ equity.

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.

“Total Net Funded Debt” shall mean, as at any relevant date:

(i)	Indebtedness for Borrowed Money of the NCLC Group; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;

less an amount equal to any Cash Balance as at such date; provided that any Total Unutilized Commitments and other amounts available for drawing under other revolving or other credit facilities of the NCLC Group which remain undrawn shall not be counted as cash or indebtedness for the purposes of this Agreement.

“Total Unutilized Commitment” shall mean, at any time, the sum of the Unutilized Commitments of the Lenders at such time.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the consummation of the capital contribution to the Borrower, if any, on or prior to the Initial Borrowing Date, (iii) the execution, delivery and performance by each Credit Party of the Senior Secured Note Documents to which it is a party, the issuance of the Senior Secured Notes and the use of proceeds thereof, (iv) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (v) the payment of all fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, as of the most recent valuation date for the applicable Plan, by which the present value of the Plan’s benefit liabilities determined in accordance with actuarial assumptions at such time consistent with those prescribed by Section 412 and 430 of the Code and Section 302 and 303 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.04(a).

“Unutilized Commitment” shall mean, with respect to any Lender, at any time, an amount equal to such Lender’s Commitment at such time, less the sum of (x) the aggregate principal amount of Loans made by such Lender then outstanding plus (y) such Lender’s Percentage multiplied by the aggregate amount of Letter of Credit Outstandings.

“Vessel” shall mean, collectively, all sea going vessels at any time owned by the Borrower and its Subsidiaries, and, individually, any of such vessels.

“Vessel Mortgages” shall have the meaning set forth in Section 5.15.

“Vessel Owning Subsidiary” shall mean any Subsidiary of the Borrower that owns a Mortgaged Vessel.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 12. Agency and Security Trustee Provisions

12.01 Appointment. (a) The Lenders hereby designate Nordea Bank Norge ASA, as Administrative Agent (for purposes of this Section 12, the term “Administrative Agent” shall include Nordea Bank Norge ASA (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Vessel Mortgages) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

(b) The Lenders hereby irrevocably appoint Nordea Bank Norge ASA as security trustee solely for the purpose of holding legal title to the Vessel Mortgages on the Bahamian flag vessels on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). Nordea Bank Norge ASA hereby accepts such appointment as security trustee.

12.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates). The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03 Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Agents. If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity. Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower; provided that the Borrower’s consent shall not be required pursuant to this clause (b) if an Event of Default exists at the time of appointment of a successor Administrative Agent.

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above; provided that the Borrower’s consent shall not be required pursuant to this clause (d) if an Event of Default exists at the time of appointment of a successor Administrative Agent.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

12.10 The Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. The Borrower agrees that it shall: whether or not the transactions herein contemplated are consummated, (i) pay all reasonable documented out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable documented fees and disbursements of White & Case LLP, Bahamian counsel, Bermudian counsel, Isle of Man counsel, other counsel to the Administrative Agent and the Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement; (ii) pay all documented out-of-pocket costs and expenses of each of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the fees and disbursements of counsel (excluding in-house counsel) for each of the Agents and for each of the Lenders); (iii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any Credit Document or any payment thereunder, and save the Administrative Agent and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iv) other than in respect of a wrongful failure by any Lender to fund its Commitments as required by this Agreement, indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or by reason of a failure by the Person to be indemnified to fund its Commitments as required by this Agreement). To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender upon the exercise of its rights to setoff pursuant to this Section 13.02 shall give notice thereof to the Administrative Agent.

13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic, telecopier or electronic (unless and until notified to the contrary) communication) and mailed, telexed, telecopied, delivered or electronic mailed: if to any Credit Party, at the address specified on Schedule 13.03A; if to any Lender, at its address specified opposite its name on Schedule 13.03B; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent; provided that, with respect to all notices and other communication made by electronic mail or other electronic means, the Administrative Agent, the Lenders, the Borrower and the Subsidiary Guarantors (x) agree that they shall notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means and (y) they shall notify each other of any change to their address or any other such information supplied by them. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, (iii) when sent by telex or telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent, or (iv) when electronic mailed, be effective only when actually received in readable form and in the case of any electronic communication made by a Lender, the Borrower or a Subsidiary Guarantor to the Administrative Agent, only if it is addressed in such a manner as the Administrative Agent shall specify for this purpose.

13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment (and related outstanding Obligations hereunder), to its (i) parent company and/or any Affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or other banks or similar banking institutions (excluding, for the avoidance of doubt, any hedge fund, private equity fund, insurance company or other similar or related financial institution that is not in the primary business of accepting cash deposits from, and making loans to, the public), or (y) assign with the consent of the Borrower (which consent shall not be (x) unreasonably withheld or delayed and (y) required if a Default or Event of Default shall exist at such time)) all, or if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments, hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule 4.01(d) shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Administrative Agent and the Issuing Lender shall be required in connection with any assignment pursuant to preceding clause (y) (which consent, in each case, shall not be unreasonably withheld or delayed) and (iv) in the case of clause (y) above, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06) shall survive as to such assigning Lender). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.12 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Other than in connection with assignments and participations (which are governed by Section 13.04), each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). In addition, all computations determining compliance with Sections 9.06 through 9.09, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the first fiscal year of the Borrower ended December 31, 2008 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”). Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.

(b) All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH ON SCHEDULE 13.03A, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. IF AT ANY TIME

DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) the Credit Parties shall have provided the “Know Your Customer” information required pursuant to the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), in each case as requested by any Lender in connection with its internal compliance regulations thereunder. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being negatively affected in the case of following clauses (i) and (vii)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Commitment Reduction, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release any of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12, (iv) change the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) replace any Subsidiary Guarantor or release any Subsidiary Guarantor from a Subsidiaries Guaranty (other than as provided in the Subsidiaries Guaranty) or (vii) any amendment or modification to the pro rata provisions in Section 9 of the Pledge Agreement; provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender), (u) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (iii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(d), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06 shall, subject to Section 13.14 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.09, 1.10, 2.05 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Confidentiality. Each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its Affiliates or its or its Affiliates’ employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company, Affiliates or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.15 by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.15.

13.16 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans. Prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

13.17 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

13.18 Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

13.19 Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Bahamas or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Bahamas or elsewhere.

13.20 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

13.21 Other Liens on Collateral; Terms of Intercreditor Agreement; Etc. (a) EACH SECURED PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE SENIOR SECURED NOTE COLLATERAL PURSUANT TO THE SENIOR SECURED NOTE DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO RANK PARI PASSU IN PRIORITY TO THE LIENS CREATED PURSUANT TO THE CREDIT DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. THE INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE SECURED HEDGING CREDITORS (AS DEFINED IN THE INTERCREDITOR AGREEMENT). PURSUANT TO THE EXPRESS TERMS OF SECTION 5.11 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH SECURED CREDITOR AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF EACH SECURED CREDITOR, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH SECURED CREDITOR IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY SECURED CREDITOR AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

13.22 Release of Liens and Guarantees; Flag Jurisdiction Transfer. (a) In the event that any Person conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of the Collateral to a Person that is not (and is not required to become) a Credit Party in a transaction permitted by this Agreement or the Credit Documents (including pursuant to a valid waiver or consent), each Lender and the Issuing Lender hereby consent to the release and hereby direct the Collateral Agent to release any Liens created by any Credit Document in respect of such Collateral, and, in the case of a disposition all of the Equity Interests of any Credit Party (other than the Borrower) in a transaction permitted by this Agreement and as a result of which such Credit Party would not be required to guaranty the Obligations pursuant to Sections 5.06 and 8.11(c), each Lender and the Issuing Lender hereby consent to the release of such Credit Party’s obligations under its Subsidiary Guaranty. Each Lender and the Issuing Lender hereby directs the Collateral Agent, and the Collateral Agent agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the Subsidiary Guarantors, as applicable, and the Liens when and as directed pursuant to this Section 13.22. In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Credit Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefore has been made) are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Credit Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) In the event that the Borrower desires to implement a Flag Jurisdiction Transfer with respect to a Mortgaged Vessel, upon receipt of reasonable advance notice thereof from the Borrower, the Collateral Agent shall use commercially reasonably efforts to provide, or (as necessary) procure the provision of, all such reasonable assistance as any Credit Party may request from time to time in relation to (i) the Flag Jurisdiction Transfer, (ii) the related deregistration of the relevant Mortgaged Vessel from its previous flag jurisdiction, and (iii) the release and discharge of the related Security Documents provided that the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such assistance. Each Lender and the Issuing Lender hereby consent, in connection with any Flag Jurisdiction Transfer and subject to the satisfaction of the requirements thereof to be satisfied by the relevant Credit Party, to (i) deregister such Mortgaged Vessel from its previous flag jurisdiction and (ii) release and hereby direct the Collateral Agent to release the relevant Vessel Mortgage. Each Lender and the Issuing Lender hereby directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the relevant Vessel Mortgages when and as directed pursuant to this Section 13.22(b).

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

NCL CORPORATION LTD., as Borrower

By:	/s/ Kevin Sheehan
Title: Chief Executive Officer

NORDEA BANK NORGE ASA, Individually and as Administrative Agent

By:	/s/ Ronny Bjørnådal
Name: Ronny Bjørnådal
Title: SVP and Head of Syndicated Loans

By:	/s/ Arne Berglund
Name: Arne Berglund
Title: Senior Vice President

DNB NOR BANK ASA, Individually and as Joint Lead Arranger

By:	/s/ Kjerstin R. Braathen
Name: Kjerstin R. Braathen
Title: SOL Oslo, Section Head

COMMERZBANK AKTIENGESELLSCHAFT, Individually and as Joint Lead Arranger

By:	/s/ Claas Ringleben
Name: Claas Ringleben
Title:

By:	/s/ Christoph Beneke
Name: Christoph Beneke
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: Norddeutsche Landesbank Girozentrale

By	/s/ C. Hermann
Name: C. Hermann
Title: Director

	By	/s/ T. Reinecke
Name: T. Reinecke
Title: Associate

NCL Corporation Ltd. Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: KfW IPEX-Bank GmbH

By	/s/ M. Hartke
Name: M. Hartke
Title: Senior Vice President

	By	/s/ S. Pueschel
Name: S. Pueschel
Title: Vice President

NCL Corporation Ltd. Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: HSH Nordbank AG, New York Branch

By	/s/ Hugh Baker
Name: Hugh Baker
Title: Senior Vice President

	By	/s/ Frauke Hay
Name: Frauke Hay
Title: Vice President

NCL Corporation Ltd. Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: Citibank N.A.

By	/s/ G.E. Pope
Name: G.E. Pope
Title: Director

NCL Corporation Ltd. Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: Bayerische Hypo-und Vereinsbank AG

By	/s/ Köhler
Name: Köhler
Title: Director

	By	/s/ Wunner
Name: Wunner
Title: Director

NCL Corporation Ltd. Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: Deutsche Bank AG, New York Branch

By	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

	By	/s/ Enrique Landaeta
Name: Enrique Landaeta
Title: Vice President

NCL Corporation Ltd. Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG NCL CORPORATION LTD., THE LENDERS PARTY THERETO, AND NORDEA BANK NORGE ASA, AS ADMINISTRATIVE AGENT

Name of Institution: JP Morgan Chase Bank, N.A.

By	/s/ Ralph Totoonchie
Name: Ralph Totoonchie
Title: Vice President

NCL Corporation Ltd. Credit Agreement

SCHEDULE 2.01(d)

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 4.01(d)

COMMITMENTS

Lender	Commitments
Nordea Bank Norge ASA	[*]
DnB NOR Bank ASA	[*]
Commerzbank Aktiengesellschaft	[*]
Norddeutsche Landesbank	[*]
KfW IPEX-Bank GmbH	[*]
HSH Nordbank AG	[*]
Citibank N.A.	[*]
Bayerische Hypo- und Vereinsbank AG	[*]
Deutsche Bank AG	[*]
JPMorgan Chase Bank, N.A.	[*]
Total	[*]

SCHEDULE 5.07

PERFECTION OF PLEDGE AGREEMENT COLLATERAL

1. Delivery to the Isle of Man Registrar

Certified true copies of each of the following documents (together with prescribed particulars) within one month of the creation of each of the following documents (pursuant to Section 163 of the Isle of Man Companies Act 2006) shall be delivered to the Isle of Man Registrar:

i.	The Deed of Covenants by and between Norwegian Dawn Limited as Owner and Nordea Bank Norge ASA as Mortgagee

ii.	The Deed of Covenants by and between Norwegian Star Limited as Owner and Nordea Bank Norge ASA as Mortgagee

iii.	The Assignment of Earnings made by Norwegian Dawn Limited

iv.	The Assignment of Earnings made by Norwegian Star Limited

v.	The Assignment of Insurances made by Norwegian Dawn Limited

vi.	The Assignment of Insurances made by Norwegian Star Limited

vii.	The Assignment of Management Agreement

viii.	The Charge Over Shares in Norwegian Dawn Limited dated as of the Initial Borrowing Date granted by NCL International Ltd. in favor of Nordea Bank Norge ASA

ix.	The Charge Over Shares in Norwegian Star Limited dated as of the Initial Borrowing Date granted by NCL International Ltd. in favor of Nordea Bank Norge ASA

2. Registration in the Register of Charges in Bermuda

Two certified copies of each of the following documents shall be registered in the Register of Charges in Bermuda within 10 days of the Initial Borrowing Date:

i.	The Pledge Agreement

ii.	Statutory mortgage by Norwegian Sun Limited as Owner of the Norwegian Sun in favor of Nordea Bank Norge ASA as Mortgagee

iii.	Statutory mortgage by Norwegian Spirit, Ltd. as Owner of the Norwegian Spirit in favor of Nordea Bank Norge ASA as Mortgagee

iv.	The Deed of Covenants by and between Norwegian Sun Limited as Owner of the Norwegian Sun and Nordea Bank Norge ASA as Mortgagee

v.	The Deed of Covenants by and between Norwegian Spirit, Ltd. as Owner of the Norwegian Spirit and Nordea Bank Norge ASA as Mortgagee

vi.	The Assignment of Earnings made by Norwegian Sun Limited

vii.	The Assignment of Earnings made by Norwegian Spirit, Ltd.

viii.	The Assignment of Insurances made by Norwegian Sun Limited

ix.	The Assignment of Insurances made by Norwegian Spirit, Ltd.

x.	The Assignment of Management Agreement

xi.	The Charge Over Shares in Norwegian Spirit, Ltd. dated as of the Initial Borrowing Date granted by NCL International Ltd. in favor of Nordea Bank Norge ASA

xii.	The Charge Over Shares in Norwegian Sun Limited dated as of the Initial Borrowing Date granted by NCL International Ltd. in favor of Nordea Bank Norge ASA

xiii.	The Charge Over Shares in Norwegian Dawn Limited dated as of the Initial Borrowing Date granted by NCL International Ltd. in favor of Nordea Bank Norge ASA

xiv.	The Charge Over Shares in Norwegian Star Limited dated as of the Initial Borrowing Date granted by NCL International Ltd. in favor of Nordea Bank Norge ASA

SCHEDULE 5.12

MORTGAGED VESSEL APPRAISAL REPORT

1.	Appraisal report prepared by RS Platou Shipbrokers a.s. dated October 2, 2009

2.	Appraisal report prepared by Brax Shipping dated September 24, 2009

SCHEDULE 5.13(b)

EXISTING INDEBTEDNESS

Indebtedness of the Borrower:

1.	€624,000,000 Revolving Loan Facility Agreement dated as of October 7, 2005 as amended and restated on April 2, 2009, between the Borrower, DnB Nor Bank ASA, as agent, and the lenders and other parties party thereto as guaranteed by the owners of the Norwegian Pearl and the Norwegian Gem (f/k/a the Norwegian Jade)

2.	Existing Indenture

3.	“Other long-term debt” in an amount not to exceed $19.6 million, as set forth in the Borrower’s financial statements

Indebtedness of the Subsidiaries:

1.	€308,130,000 Secured Loan Agreement dated April 20, 2004 and as amended and restated on April 2, 2009 between Pride of Hawaii Inc. (the owner of the Pride of Hawaii) as borrower, HSBC Bank PLC, as agent, and the lenders and other parties party thereto as guaranteed by the Borrower

2.	$334,050,000 Secured Loan Agreement dated April 20, 2004 and as amended and restated on April 2, 2009 between Norwegian Jewel Limited (the owner of the Norwegian Jewel) as borrower, HSBC Bank PLC, as agent, and the lenders and other parties party thereto guaranteed by the Borrower

3.	€258,000,000 Secured Loan Agreement dated April 4, 2003 and as amended and restated on April 2, 2009 between Pride of America Ship Holding LLC (the owner of the Pride of America) as borrower, HSBC Bank PLC, as agent, and the lenders and other parties party thereto as guaranteed by the Borrower

4.	€40,000,000 Commercial Loan dated April 4, 2003 and as amended and restated on April 2, 2009 between Pride of America Ship Holding LLC (the owner of the Pride of America) as borrower, HSBC Bank PLC, as agent, and the lenders and other parties party thereto as guaranteed by the Borrower

5.	€662,905,320 Secured Loan Agreement dated September 22, 2006 and as amended and restated on April 2, 2009 between F3 Two Ltd as borrower, BNP Paribas, as agent, and the lenders and other parties party thereto in respect of Hull No. D33 as guaranteed by the Borrower

SCHEDULE 5.14

NOTICES AND CONSENTS; FINANCING STATEMENTS

Notices and Consents

1.	Notice of Assignment of Insurances for Norwegian Dawn Limited in the form of Exhibit A to the Assignment of Insurances, together with Loss Payable Clause shall be delivered to each underwriter.

2.	Notice of Assignment of Insurances for Norwegian Sun Limited in the form of Exhibit A to the Assignment of Insurances, together with Loss Payable Clause shall be delivered to each underwriter.

3.	Notice of Assignment of Insurances for Norwegian Spirit, Ltd. in the form of Exhibit A to the Assignment of Insurances, together with Loss Payable Clause shall be delivered to each underwriter.

4.	Notice of Assignment of Insurances for Norwegian Star Limited in the form of Exhibit A to the Assignment of Insurances, together with Loss Payable Clause shall be delivered to each underwriter.

Financing Statements

1.	UCC-1 financing statement shall be filed with the Florida Secured Transaction Registry covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Dawn Limited as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

2.	UCC-1 financing statement shall be filed with the Florida Secured Transaction Registry covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Sun Limited as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

3.	UCC-1 financing statement shall be filed with the Florida Secured Transaction Registry covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Spirit, Ltd. as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

4.	UCC-1 financing statement shall be filed with the Florida Secured Transaction Registry covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Star Limited as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

5.	UCC-1 financing statement shall be filed with the District of Columbia Recorder of Deeds covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Dawn Limited as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

6.	UCC-1 financing statement shall be filed with the District of Columbia Recorder of Deeds covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Sun Limited as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

7.	UCC-1 financing statement shall be filed with the District of Columbia Recorder of Deeds covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Spirit, Ltd. as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

8.	UCC-1 financing statement shall be filed with the District of Columbia Recorder of Deeds covering the Earnings Collateral (as defined in the Assignment of Earnings) and the Insurance Collateral (as defined in the Assignment of Insurance), and naming Norwegian Star Limited as Debtor and Nordea Bank Norge ASA in its capacity as Collateral Agent, as Secured Party.

SCHEDULE 5.15(a)

MORTGAGE FILING REQUIREMENTS

Each of the following shall be filed in the Bahamian registry on the Initial Borrowing Date:

1.	The Commonwealth of the Bahamas Mortgage Registration Form for the Vessel NORWEGIAN DAWN, IMO number 9195169, in substantially the form of Exhibit I.

2.	The Commonwealth of the Bahamas Mortgage Registration Form for the Vessel NORWEGIAN SUN, IMO number 9218131, in substantially the form of Exhibit I.

3.	The Commonwealth of the Bahamas Mortgage Registration Form for the Vessel NORWEGIAN SPIRIT, IMO number 9141065, in substantially the form of Exhibit I.

4.	The Commonwealth of the Bahamas Mortgage Registration Form for the Vessel NORWEGIAN STAR, IMO number 9195157, in substantially the form of Exhibit I.

5.

The Commonwealth of the Bahamas original Mortgage C dated 16th July 2004 by Norwegian Dawn Limited to DnB NOR Bank ASA of the Vessel Norwegian Dawn with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

6.

The Commonwealth of the Bahamas original Mortgage D dated 28th December 2006 by Norwegian Dawn Limited to DnB NOR Bank ASA of the Vessel Norwegian Dawn with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

7.

The Commonwealth of the Bahamas original Mortgage E dated 28th December 2006 by Norwegian Dawn Limited to DnB NOR Bank ASA of the Vessel Norwegian Dawn with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

8.

The Commonwealth of the Bahamas original Mortgage E dated 23rd September 2005 by Norwegian Sun Limited to DnB NOR Bank ASA of the Vessel Norwegian Sun with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

9.

The Commonwealth of the Bahamas original Mortgage F dated 28th December 2006 by Norwegian Sun Limited to DnB NOR Bank ASA of the Vessel Norwegian Sun with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

10.

The Commonwealth of the Bahamas original Mortgage G dated 28th December 2006 by Norwegian Sun Limited to DnB NOR Bank ASA of the Vessel Norwegian Sun with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

11.

The Commonwealth of the Bahamas original Mortgage A dated 16th July 2004 by Norwegian Spirit Limited to DnB NOR Bank ASA of the Vessel Norwegian Spirit with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named (together with each Memorandum of Discharge referred to in the preceding clauses 5 through, and including, 10, the “Memoranda of Discharge”).

12.

The Commonwealth of the Bahamas original Mortgage C dated 16th July 2004 by Norwegian Star Limited to DnB NOR Bank ASA of the Vessel Norwegian Star with the Memorandum of Discharge duly completed and executed by the Mortgagee therein named.

13.	Secretary’s Certificate and Certificate of Incumbency in such form and content required by the Bahamas Maritime Authority in respect of each Subsidiary Guarantor certifying the duly elected officers and directors and authorized signatories to execute the Vessel Mortgages.

14.	Secretary’s Certificate and Certificate of Incumbency in such form and substance required by the Bahamas Maritime Authority from DnB NOR Bank ASA certifying the duly elected officers and directors and authorized signatories to execute the Memoranda of Discharge.

15.	Power of Attorney (if any) in such form and substance as the Bahamas Maritime Authority shall reasonably require from DnB NOR Bank ASA, duly executed by authorized signatories appointing an attorney-in-fact to execute the Memoranda of Discharge.

16.	In the event that the Memoranda of Discharge are executed by authorized signatories of DnB NOR Bank ASA, and not under Power of Attorney pursuant to the preceding clause 15, the form of discharge requires the corporate seal of DnB NOR Bank ASA to be affixed.

SCHEDULE 5.15(d)

REQUIRED INSURANCE

1. For the purpose of this Schedule 5.15(d), the following terms shall have the meanings ascribed to them as follows:

“Compulsory Acquisition Compensation” shall mean all moneys or other compensation whatsoever payable by reason of the compulsory acquisition of a Mortgaged Vessel other than by requisition for hire;

“Insurances” shall mean all policies and contracts of the insurance and entries of the Mortgaged Vessel in a protection and indemnity or war risks association which are effected in respect of the Mortgaged Vessel, its freight, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all Compulsory Acquisition Compensation;

“Security Period” shall mean that period from the Effective Date until the date on which all First Lien Secured Obligations (as defined in the Intercreditor Agreement) shall have been fully paid, satisfied and extinguished.

1. “Total Loss” shall mean any actual or constructive or arranged or agreed or compromised total loss or compulsory acquisition of the Mortgaged Vessel (excluding any requisition for hire).

2. Each Owner shall insure its Mortgaged Vessel, or procure that its Mortgaged Vessel is insured, in its name and keep its Mortgaged Vessel and procure that its Mortgaged Vessel is kept insured on an agreed value basis for an amount in Dollars approved by the Collateral Agent provided that:

[*]

through internationally recognized independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Collateral Agent in each instance on terms and conditions approved by the Collateral Agent including as to deductibles but at least in respect of:

[*]

and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage provided that if any of such insurances are also effected in the name of any other person (other than the Owner or the Collateral Agent) such person shall if so required by the Collateral Agent execute a first priority assignment of its interest in such insurances in favor of the Collateral Agent in similar terms mutatis mutandis to the relevant Assignment of Insurances.

3. The Collateral Agent at the cost of each Owner or the Borrower shall take out, in each case, for an amount in Dollars approved by the Collateral Agent but not being less than [*] of the sum of (a) the then outstanding principal amount of Senior Secured Notes plus (b) the then applicable Total Commitment, mortgagee interest insurance on such conditions as the Collateral Agent may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed, the Borrower and the Owner having no interest or entitlement in respect of such policies; the Collateral Agent undertakes to use its reasonable endeavors to match the premium level that the Borrower or the Owner would have paid if they had arranged such cover on such conditions (as demonstrated to the reasonable satisfaction of the Collateral Agent).

4. If the Mortgaged Vessel shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the “EEZ”) as such term is defined in the US Oil Pollution Act 1990 (“OPA”), each Owner shall comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which its Mortgaged Vessel presently trades or may or will trade at any time during the existence of the relevant Vessel Mortgage and in particular before such trade is commenced and during the entire period during which such trade is carried on each Owner shall:

[*]

(2) make all such quarterly or other voyage declarations as may from time to time be required by the Mortgaged Vessel’s protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Collateral Agent copies of such declarations;

(3) submit its Mortgaged Vessel to such additional periodic, classification, structural or other surveys which may be required by the Mortgaged Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Collateral Agent copies of reports made in respect of such surveys;

(4) implement any recommendations contained in the reports issued following the surveys referred to in sub-clause (c) above within the time limit specified therein and provide evidence satisfactory to the Collateral Agent that the protection and indemnity insurers are satisfied that this has been done;

(5) in particular strictly comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the Owner or its Mortgaged Vessel with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and provide the Collateral Agent on demand with such information or evidence as it may reasonably require of such compliance;

(6) procure that the protection and indemnity insurances do not contain a clause excluding its Mortgaged Vessel from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and provide the Collateral Agent with evidence that this is so; and

(7) strictly comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times its Mortgaged Vessel falls within the provisions which limit strict liability under OPA for oil pollution.

5. Each Owner shall give notice forthwith of any assignment of its interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Collateral Agent.

6. Each Owner shall execute and deliver all such documents and do all such things as may be necessary to confer upon the Collateral Agent legal title to the Insurances in respect of its Mortgaged Vessel and to procure that the interest of the Collateral Agent is at all times filed with all slips, cover notes, policies and certificates of entry and to procure (a) that a loss payable clause in the form approved by the Collateral Agent and exceeding [*] shall be filed with all [*] in respect of its Mortgaged Vessel and (b) that a loss payable clause in the form approved by the Collateral Agent and exceeding [*] shall be endorsed upon the [*] in respect of its Mortgaged Vessel.

7. At the Borrower’s expense each Owner will cause such insurance broker and the P & I club or association providing P & I insurance to agree to advise the Collateral Agent by telex or telecopier confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Owner of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on its Mortgaged Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on a vessel by vessel and not on a fleet basis. In addition, each Owner or the Borrower shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with the provisions contained herein as of the date hereof or in connection with any renewal thereof, and each Owner or the Borrower shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report; provided the Collateral Agent shall be entitled to such indemnity only for one such report during any period of twelve months.

8. Each Owner shall procure that each of the relevant brokers and associations furnish the Collateral Agent with a letter of undertaking in such usual form as may be required by the Collateral Agent and waives any lien for premiums or calls except in relation to premiums or calls attributable to its Mortgaged Vessel.

9. Each Owner shall punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances on its Mortgaged Vessel and to produce all relevant receipts when so required by the Collateral Agent;

10. Each Owner shall renew each of the Insurances on its Mortgaged Vessel at least ten (10) days before the expiry thereof and give immediate notice to the Collateral Agent of such renewal and procure that the relevant brokers or associations shall promptly confirm in writing to the Collateral Agent that such renewal is effected, it being understood by each Owner that any failure to renew the Insurances on its Mortgaged Vessel at least ten (10) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default.

11. Each Owner shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association.

12. Each Owner shall furnish to the Collateral Agent from time to time on request with full information about all Insurances maintained on its Mortgaged Vessel and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed.

13. No Owner shall agree to any variation in the terms of any of the Insurances on its Mortgaged Vessel without the prior approval of the Collateral Agent (save in circumstances where the variation is imposed by the insurers or reinsurers without requiring the Owner’s consent in which case the Owner shall notify the Collateral Agent of such variation in a timely manner) nor do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit its Mortgaged Vessel to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose. If a variation in the terms of the Insurances is imposed as aforesaid and in the absolute opinion of the Collateral Agent its interest in the Insurances is thereby materially adversely affected and/or the proceeds of the Insurances payable to the Collateral Agent would be adversely affected, the Owner undertakes promptly to make such changes to the Insurances, or such alternative Insurance arrangements, provided that such alternative Insurance arrangements are available in the insurance market to the Owner at that time, as the Collateral Agent shall reasonably require.

14. No Owner shall, without the prior written consent of the Collateral Agent, settle, compromise or abandon any claim in respect of any of the Insurances on the Mortgaged Vessel other than a claim of less than [*]

[*] or the equivalent in any other currency and not being a claim arising out of a Total Loss.

15. Each Owner shall promptly furnish the Collateral Agent with full information regarding any casualties or other accidents or damage to the Mortgaged Vessel involving an amount in excess of [*].

16. Each Owner shall apply or ensure the appliance of all such sums receivable in respect of the Insurances on its Mortgaged Vessel for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received.

17. In the event of an Owner making default in insuring and keeping insured its Mortgaged Vessel as hereinbefore provided then the Collateral Agent may (but shall not be bound to) insure the Mortgaged Vessel or enter the Mortgaged Vessel in such manner and to such extent as the Collateral Agent in its discretion think fit and in such case all the cost of effecting and maintaining such insurance together with Interest thereon shall be paid on demand by the Owner to the Collateral Agent.

SCHEDULE 7.03

EXISTING AGREEMENTS

1.	The Existing Indenture.

SCHEDULE 7.10

ERISA

1.	Norwegian Cruise Line Limited 401(k) Plan.

2.	NCL (Bahamas) Ltd. Senior Management Retirement Savings Plan.

3.	NCL (Bahamas) Ltd. Supplemental Executive Retirement Plan.

4.	Norwegian Cruise Line, Ltd. Supplemental Senior Executive Retirement Plan.

5.	Pension Agreement with Knut Utstein Kloster.

6.	Generally Applicable Severance Policy.

7.	Norwegian Shipboard Retirement Plan.

8.	Polynesian Adventure Tours, Inc. Savings Plan.

9.	Borrower or a Subsidiary of Borrower contributes to pension plans as defined in Section 3(2) of ERISA sponsored or maintained by the following entities:

a.	Marine Engineers’ Beneficial Association, District No. 1-PCD; MEBA, ALF-CIO

b.	Seafarers Entertainment and Allied Trades Union

c.	Seafarers International Union of North America, Atlantic, Gulf, Lakes and Inland Waters District/ NMU, AFL-CIO

d.	Nordben Life and Pension Insurance Co. Limited (owned by SPP Sweden, STOREBRAND, Norway, SAMPO LIFE, Finland, VARMA, Finland and member of IGP and Insurope)

10.	Borrower or a Subsidiary of Borrower maintains discretionary severance plans for its ship-based employees.

SCHEDULE 7.12

CAPITALIZATION

Issuer	Owner	Type of Shares	Number of Shares Owned	Percent of Outstanding Shares Owned
NCL (Bahamas) Ltd.	NCL International, Ltd.	Ordinary	12,000	100%
Norwegian Dawn Limited	NCL International, Ltd.	Common	2	100%
Norwegian Sun Limited	NCL International, Ltd.	Ordinary	12,000	100%
Norwegian Spirit, Ltd.	NCL International, Ltd.	Ordinary	12,000	100%
Norwegian Star Limited	NCL International, Ltd.	Common	2	100%

SCHEDULE 7.13

SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent(%) Ownership	Jurisdiction of Organization
Arrasas Limited	NCL Corporation Ltd.	100	Isle of Man
F3 Two, Ltd.	NCL International, Ltd.	100	Bermuda
Maritime Investment, Inc.	NCL America Holdings, Inc.	100	Delaware
NCL America Holdings, Inc.	Arrasas Limited	100	Delaware
NCL America Inc.	NCL America Holdings, Inc.	100	Delaware
NCL (Bahamas) Ltd.	NCL International, Ltd.	100	Bermuda
NCL Cruises Ltd.	NCL Holding ASA	100	Bermuda
NCL Holding ASA[1]	Arrasas Limited	100	Norway
NCL International, Ltd.	Arrasas Limited	100	Bermuda
Norwegian Dawn Limited	NCL International, Ltd.	100	Isle of Man
Norwegian Gem, Ltd.	NCL International, Ltd.	100	Bermuda
Norwegian Jewel Limited	NCL International, Ltd.	100	Isle of Man
Norwegian Pearl, Ltd.	NCL International, Ltd.	100	Bermuda
Norwegian Spirit, Ltd.	NCL International, Ltd.	100	Bermuda
Norwegian Star Limited	NCL International, Ltd.	100	Isle of Man
Norwegian Sun Limited	NCL International, Ltd.	100	Bermuda
Polynesian Adventure Tours, Inc.	NCL America Holdings, Inc.	100	Hawaii
Pride of America Ship Holding, Inc.	NCL America Holdings, Inc.	100	Delaware
Pride of Hawaii, Inc.	NCL America Holdings, Inc.	100	Delaware

[1]	This company is under voluntary liquidation.

SCHEDULE 7.19

MORTGAGED VESSELS

Vessel Name	Vessel Owner	Vessel IMO Number	Registry
Norwegian Star	Norwegian Star Limited	9195157	Bahamas
Norwegian Spirit	Norwegian Spirit, Ltd.	9141065	Bahamas
Norwegian Dawn	Norwegian Dawn Limited	9195169	Bahamas
Norwegian Sun	Norwegian Sun Limited	9218131	Bahamas

SCHEDULE 7.21

APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping

Nippon Kaiji Kyokai

Germanischer Lloyd

Lloyd’s Register of Shipping

Bureau Veritas

Det Norske Veritas

SCHEDULE 9.01

EXISTING LIENS

None.

SCHEDULE 13.03A

CREDIT PARTY ADDRESSES

If to any Credit Party:

7665 Corporation Center Drive

Miami, Florida 33126

United States of America

Attn: Chief Financial Officer and General Counsel

With copies to:

Apollo Management, L.P.

9 West 57th Street

New York, NY 10019

Attn: Steve Martinez

Tel. No.: (212) 515-3200

Fax No.: (212) 515-3288

and

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: Brad Finkelstein

Tel. No.: (212) 326-2000

Fax No.: (212) 326-2600

SCHEDULE 13.03B

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES
NORDEA BANK NORGE ASA	Middelthunsgate 17, P.O. Box 1166 Sentrum NO-0107 Oslo, Norway Attn: Arne Berglund Telephone: (47) 22 484193 Facsimile: (47) 22 486668 e-mail: arne.berglund@nordea.com

DNB NOR BANK ASA	Stranden 21 N-0021 Oslo, Norway Attn: Amra Koluder / Solveig N. Knoff Telephone: +47 22 94 91 17 / 22 94 96 63 Facsimile: +47 22 48 28 94 e-mail: amra.koluder@dnbnor.no solveig.knoff@dnbnor.no

COMMERZBANK AKTIENGESELLSCHAFT

Commerzbank Aktiengesellschaft

Global Shipping

Ness 7-9

D - 20457 Hamburg

Attn.: Martin Hugger / Anne Randewig

Telephone: +49 40 3683 -4074 / -4073

Facsimile: +49 40 3683 -4068

e-mail: martin.hugger@commerzbank.com

            anne.randewig@commerzbank.com

NORDDEUTSCHE LANDESBANK GIROZENTRALE	Friedrichswall 10 30151 Hannover Germany Fax: +49 511 361 4785 Attn: Mr Willy Idler/Mr Torsten Reinecke Email: shipping@nordlb.de

INSTITUTIONS	ADDRESSES
KFW IPEX-BANK GMBH

Palmengartenstrasse 5-9

60325 Frankfurt am Main

Germany

Telephone: +49 69 7431 4649 / 4037

Fax: +49 69 7431 4466 / 2944

Attn: Mr Stephan Pueschel /

         Mr Christian Schweiger

Email: stephan.pueschel@kfw.de /

            christian.schweiger@kfw.de

HSH NORDBANK AG NEW YORK BRANCH	230 Park Avenue New York, NY 10169-0005 Attn: Hugh Baker / Frauke Hay Tel: +1 212 407 6849 / 6093 Fax: +1 212 407 6008 Email: hugh.baker@hsh-nordbank.com / frauke.hay@hsh-nordbank.com

CITIBANK N.A.	388 Greenwich Street 23rd Floor New York, NY 10013 United States of America Fax: +1 212 816 5429 Attn: Mr Robert Malleck Email: robert.malleck@citi.com

BAYERISCHE HYPO-UND VEREINSBANK AG

Alter Wall 22, 20457

Hamburg, Germany

Attn: Peter-Alexander Wunner or Oliver Auer

Tel: +49 40 3692-4370 / -1725

Fax: +49 40 3692-3110

Email: Peter- Alexander.Wunner@unicreditgroup.de / Oliver.Auer@unicreditgroup.de

DEUTSCHE BANK AG NEW YORK BRANCH	60 Wall Street, MS NYC60-0219 New York, NY 10005 Attn: Marguerite Sutton Tel: (212) 250-6150 Fax: (212) 797-4655 Email: marguerite.sutton@db.com

INSTITUTIONS	ADDRESSES
JP MORGAN CHASE BANK, N.A.	270 Park Avenue, Floor 4 New York, NY 10017 Attn: Ralph Totoonchie 383 Madison Ave, Floor 40 Tel: (212) 622-2332 Fax: (917) 463-0120 Ralph.totoonchie@jpmorgan.com